THIS ACQUISITION AGREEMENT ("Agreement") is made on December 11, 1996.

          BETWEEN:

          (1) PERSTORP AB, a Swedish company, the principal address of which is S-284 80, Perstorp, Sweden ("Perstorp");


          (2) COLLINS & AIKMAN PRODUCTS CO., a Delaware company, the principal address of which is 701 McCullough Drive, Charlotte, North Carolina 28262 (the "Purchaser").

          WHEREAS:

          (A) Perstorp Components, Inc. (MICH) ("Components Plymouth") and Perstorp Components, Inc. (TENN) ("Components Springfield") are corporations incorporated in the States of Delaware and Tennessee, respectively, and Perstorp Components (Canada) Inc. ("Components Canada"), is a corporation incorporated in the Province of Ontario, Canada. All of the issued and outstanding shares of capital stock of each of these companies is owned by Perstorp Inc, a Delaware company ("Perstorp North America"), all of the issued and outstanding shares of capital stock of which are owned by Perstorp.

          (B) Perstorp Components SA de CV ("Components Mexico") is a Sociedad Anonima de Capital Variable incorporated in Mexico, 75% of the issued and outstanding share capital of which is owned by Perstorp North America.

          (C) Perstorp Components S.A. ("Components Spain") is a Sociedad Anonima incorporated in Spain, all of the issued and outstanding share capital (other than one share) of which is owned by Perstorp Railite, S.A., a Spanish Company ("Perstorp Railite"), Perstorp Railite, all of the issued and outstanding share capital of which is owned by Perstorp.

          (D) Perstorp Components Ltd. ("Components UK") is a private company incorporated in England, all of the issued and outstanding share capital of which is owned by Perstorp.

          (E) Perstorp, Perstorp North America, Perstorp Railite and the Purchaser have reached agreement in relation to the sale and purchase of the Shares of the Acquired Companies and the other transactions contemplated hereby, in each case upon the terms and subject to the conditions set forth in this Agreement and the other documents referred to in this Agreement.


          ACCORDINGLY, IT IS AGREED as follows:

               INTERPRETATION

          1.1 In addition to the terms defined elsewhere herein, the following terms will have the following meanings when used in this Agreement with initial capital letters:

          "Accountants" has the meaning set forth in Section 3.4(c);

          "Accountants' Determination" has the meaning set forth in Section 3.4(c);

          "Accounting Period" has the meaning given to such term in Paragraph 1.1 of Schedule 9.2;

          "Accounts" means, in relation to any Acquired Company:

          (a) the balance sheets of the Acquired Company as at each of August 31, 1994, August 31, 1995 and the Last Accounts Date; and

          (b) the statements of profit and loss of the Acquired Company for the years ending on August 31, 1994 and August 31, 1995, and the eight-month period ending on the Last Accounts Date,

          together with any notes, reports or statements included in or annexed to them, and the Combined Accounts for the Acquired Companies taken as a whole, in each case as included in Appendix 1 to the Disclosure Letter;

          "Accounts Date" means, in relation to any accounting period of any Acquired Company, the last day of that period;

          "Acquired Companies" means those companies designated as such in Part A of Schedule 1.1 and their respective subsidiaries, if any;

          "Acquired Entity" has the meaning set forth in Section 5.3;

          "Adjusted Completion Date Balance Sheet" has the meaning set forth in Section 3.4(b);

          "Affiliate" of a Person means any Person controlling, controlled by or under common control with the first Person;

          "Assets" means all machinery, tools, inventory, Intellectual Property and other assets, rights, properties, claims and interests, wherever located, owned or used by any of the Acquired Companies;

          "Business" means the manufacture, distribution and sale of Designated Products by the Acquired Companies as a whole on the date of this Agreement or such other time as may be referred to herein;

          "Business Day" means a day (excluding Saturdays and Sundays) on which banks generally are open for business in Stockholm, New York City and Charlotte, North Carolina for the transaction of normal banking business;

          "C&A Corp" mean Collins & Aikman Corporation, a Delaware corporation and the parent company of the Purchaser;

          "Change in Control Event" means (i) any issuance of stock, merger, consolidation, sale of assets or other transaction in which a majority of the securities ordinarily having voting power in respect of the election of members of the board of directors (or equivalent body) or assets of either Perstorp Germany is directly or indirectly transferred to or becomes beneficially owned by any Person which is not an Affiliate of Perstorp Germany immediately prior to such transaction or (ii) any liquidation or dissolution of Perstorp Germany not involving the transfer of its business to another member of the Vendor Group.

          "Claim" means any claim for a breach of, or indemnity under, this Agreement;

          "Combined Accounts" means the Accounts of the Acquired Companies, prepared on a combined basis in accordance with GAAP, denominated in U.S. Dollars and otherwise prepared as described in Appendix 1 to the Disclosure Letter, together with the related notes, as included in Appendix 1 to the Disclosure Letter;

          "Competing Business" means a business which is engaged in the manufacture, distribution or sale in North America or any member state of the European Union ("EU"), the European Economic Area, Central Europe or Eastern Europe of a Designated Product;

          "Completion" means completion of the sale and purchase of the Shares in accordance with Section 3.1, and the other transactions referred to in Section 3.2 (such completion being evidenced by the receipt of the Estimated Purchase Price by Perstorp in accordance with Section 3.3);

          "Completion Date" means the date on which Completion occurs (as described in the definition of "Completion");

          "Completion Date Balance Sheet" has the meaning set forth in
          Section 3.4(a);

          "Components Belgium" means Perstorp Components N.V., a corporation incorporated under the laws of Belgium, all of the outstanding share capital of which is owned by Perstorp;

          "Components Sweden" means Perstorp Components AB, a corporation incorporated in Sweden, all of the outstanding share capital of which is owned by Perstorp;

          "Components Sweden JV" means the joint venture company to be owned by Perstorp GmbH and the Purchaser or an Affiliate of the Purchaser upon satisfaction of the conditions and completion of the transactions specified in the Formation Agreement with respect to the joint venture involving Perstorp's business of the manufacture, distribution and sale of automotive components in Sweden, Belgium and France;

          "Computer Software Agreement" means the agreement executed and delivered at Completion in the agreed form attached as Exhibit A;

          "Consent" means any consent, waiver, approval, order or authorization of, or registration, declaration or filing with or notice to, any Governmental Authority or other Person;

          "Contract" means any contract, lease, rental agreement, tenancy, license, engagement or commitment, written or oral, expressed or implied;

          "Costs" means all reasonable costs and expenses (including without limitation interest, penalties, attorney's and other professionals' fees and expenses, accounting fees and expenses and investigation, remediation, reporting, monitoring or enforcement costs and expenses), in each case of any nature whatsoever;

          "Current Taxes" means the accrual for current Income Taxes (as defined in Schedule 9.2) payable for an Acquired Company's fiscal year ended August 31, 1996 and for the pre-Completion portion of the Acquired Company's fiscal year that includes the Completion Date;

          "Deferred Taxes" means the net of deferred tax assets and deferred tax liabilities, calculated on a separate basis for each Acquired Company in accordance with Local GAAP (it being understood that, for purposes of computing Deferred Taxes for Components Springfield and Components Plymouth, the valuation allowance established in determining deferred tax assets will be calculated with reference to the actual circumstances applying to each such Acquired Company);

          "Designated Product" means any product set forth on Appendix 22 to the Disclosure Letter;

          "Development License Agreement" means the agreement executed and delivered at Completion in the agreed form attached as Exhibit B;

          "Disclosure Letter" means the letter in the agreed form from Perstorp to the Purchaser signed and exchanged before the signing of this Agreement; provided, however, that (i) if the Disclosure Letter references any other document a copy of which has not been provided to Purchaser during the due diligence process, then the matter referencing such document will not operate to modify any Warranty and
          (ii) each disclosure contained in the Disclosure Letter will operate to qualify (a) the Warranties specifically referred to in the Disclosure Letter by number with respect to such disclosure and (b) except for purposes of (x) the definitions of the terms "Designated Products", "Pension Schemes", "Properties" and "Stay Bonus Liabilities" in this Section 1 and (y) the Warranty in paragraph 25 of
          Schedule 6.1, other Warranties to the extent that the applicability of such disclosure to such other Warranties is reasonably apparent on its face;

          "Employee" means any individual employed as of Completion by an Acquired Company in the conduct of the Business;

          "ESM" means expanding sealing material (such material being a polymer based material (polyethen) used to stop airborne noise in hollow sections in a car body and which is engineered to expand in an optimum way in respect of space, temperature, sealing and the throughflow of moisture);

          "Environmental Laws" means all EU, international, national, state or provincial or local Laws concerning health, safety or environmental matters which are applicable to any Acquired Company, any Property, the Business or any other business conducted by the Acquired Companies or any predecessor thereto, each as in force and applicable at or prior to Completion;

          "Estimated Purchase Price" means $77,480,000; such amount having been computed as set forth in Schedule 2.1;

          "Event" has the meaning given to such term in Paragraph 1.1 of
          Schedule 9.2;

          "Exhibits" means the Exhibits to this Agreement in the agreed form;

          "Exxon Claims" means the claims by Exxon Corporation or any of its Affiliates referred to in Item 1 of Schedule 7.1(b);

          "Final Completion Date Balance Sheet" has the meaning set forth in
          Section 3.4(c);

          "Formation Agreement" means an agreement with respect to the establishment of Components Sweden JV signed and delivered at Completion;

          "Former Employees" means any individual formerly employed by an Acquired Company or any predecessor to an Acquired Company whose employment was terminated prior to or at Completion;


          "French Branch" has the meaning set forth therefor in the Formation Agreement;

          "GAAP" means generally accepted Swedish accounting principles applied on a consistent basis;

          "Governmental Authority" means any EU, international, federal, state or provincial, local or foreign government or any subdivision, authority, department, commission, board, bureau, agency, court or other instrumentality thereof;

          "Hazardous Material" means any pollutant, toxic substance, hazardous waste, hazardous material, hazardous substance, petroleum or petroleum product or derivative as defined in any Environmental Law or any substance which is reasonably likely to cause harm (whether now or with the passage of time) to human health, property or to the environment or to any living organism or ecological system supported by the environment and (i) is subject to regulation under any Environmental Law or (ii) may give rise to liability under any Environmental Law or common law tort concepts;

          "Holding Company" means any company which (i) holds a majority of the voting rights in another company, (ii) has the right to appoint or remove a majority of such other company's board of directors (or equivalent governing body), or (iii) controls a majority of the voting rights in another company pursuant to an agreement with others;

          "Indemnified Perstorp Person" has the meaning set forth in
          Section 7.1(a);

          "Indemnified Purchaser Person" has the meaning set forth in
          Section 7.1(b);

          "Intellectual Property" means all intellectual property, including without limitation patents, trade marks, service marks, collective marks, certification marks, trade names, design rights, copyright (including rights in computer software and databases) and moral rights, confidential information, trade secrets, rights in know-how and other intellectual property rights, in each case whether registered or unregistered and including applications for the grant of any of the foregoing and all rights or forms of protection having equivalent or similar effect to any of the foregoing which may subsist anywhere in the world, but excluding the name "Perstorp," the Perstorp logo and all intellectual property rights therein (collectively, the "Perstorp Mark");

          "Intellectual Property Agreement" means the agreement executed and delivered at Completion in the agreed form attached as Exhibit D;


          "Last Accounts" means the Accounts of each Acquired Company as at and for the eight-month period ending on the Last Accounts Date. The exchange rates used in preparing the Last Accounts are specified in Appendix A-1 to the Disclosure Letter;

          "Last Accounts Date" means April 30, 1996;

          "Laws" means any laws, statutes, rules, regulations, ordinances, orders, codes, treaties having the force of law in the applicable jurisdiction, arbitration or other alternative dispute resolution awards, judgments, decrees, notices, directives or other requirements of any Governmental Authority and any judicial and administrative interpretations thereof;

          "Legal Opinion" means the legal opinions to be provided pursuant to Section 3.2 substantially in the form set out in Schedule 3.2;

          "Local GAAP" means, in relation to an Acquired Company, the generally accepted accounting principles, applied on a consistent basis, ordinarily used in preparation of that Acquired Company's Accounts;

          "Local Transfer Agreements" means those agreements summarily setting forth the terms and conditions of the transfer of the Shares of Components UK, Components Spain, Components Mexico, Components Springfield, Components Plymouth and Components Canada;

          "Losses" means any and all actions, suits, demands, assessments, judgments, losses, liabilities, damages, Costs and, to the extent recoverable under English Law, lost profits; provided, however, that for purposes of so determining lost profits, (i) lost profits are those which are reasonably foreseeable by reference to the Business as conducted as of Completion and as contemplated to be conducted thereafter by reference to the projected financial information furnished by Perstorp to the Purchaser in connection with the transactions contemplated by this Agreement and attached hereto as Exhibit E (the "Projections") but not limited to the years set forth therein and (ii) lost profits will exclude losses of future investment opportunities not reflected in the Projections;

          "Material Adverse Effect" means a material adverse change in or to the business, financial condition, results of operations, assets, operations or prospects of the Acquired Companies, taken as a whole, but excluding any such effect to the extent resulting from the seasonal or cyclical nature of the industry in which the Acquired Companies participate which affect the Acquired Companies and their competitors in substantially the same manner;

          "Mexican Obligation Purchase Price" has the meaning set forth in
          Section 3.2(g);

          "Net Assets" means, as of any date, the aggregate amount, expressed in U.S. dollars, of the Net Asset Value for all of the Acquired Companies on a combined basis as determined in accordance with GAAP and shown on the balance sheet included in the Combined Accounts as at the Last Accounts Date (which is attached to the Disclosure Letter as Appendix 1 and shows a Net Asset Value of $108,761,000) or the Completion Date Balance Sheet, as the case may be;

          "Net Asset Value" means total assets minus the sum of (i) total liabilities, except that, as shown on Schedule 2.1, the following assets or liabilities will be valued at zero for purposes of the Net Asset Value as of any date: (a) cash, (b) Tax Assets, (c) pension assets or liabilities, (d) untaxed reserves, and (e) Retained Liabilities and (ii) with respect to Components Mexico, the minority shareholder interest;

          "Pension Liabilities" means all liabilities and obligations of the Acquired Companies as of Completion pursuant to the Pension Schemes to make payments or contributions in respect of Employees or Former Employees;

          "Pension Schemes" means the plans listed in Appendix 11 to the Disclosure Letter;

          "Permits" means any licenses, permits, consents, approvals, registrations, certificates (including without limitation certificates of occupancy) and other evidence of authority, variance or permission required to be obtained under any Law or by any Governmental Authority in respect of the conduct of the Business or any part thereof;

          "Perstorp's Accountants" has the meaning set forth in Section 3.4(b);

          "Perstorp GmbH" means Perstorp GmbH, a corporation incorporated in Germany, all of the outstanding share capital of which is owned by Perstorp;

          "Perstorp Germany" means Perstorp Components G.m.b.H, a corporation incorporated in Germany, all of the outstanding share capital of which is owned by Perstorp GmbH;

          "Pre-Completion Actions" means the actions described on Exhibit F, certain of which have been taken by Perstorp ("Perstorp's Pre-Completion Actions") and certain of which have been taken by Purchaser ("Purchaser's Pre-Completion Actions");

          "Properties" means, in the case of each Acquired Company, the real properties, particulars of which are specified in relation to such Acquired Company in Appendix 12 to the Disclosure Letter;


          "Purchase Price" means the Estimated Purchase Price, plus or minus, as the case may be, (i) the difference between (a) $29,117,000, which is the sum of the estimate of the amount of Retained Liabilities on
          Schedule 2.1, and (b) the actual amount thereof as shown on the Completion Date Balance Sheet, and (ii) the difference between (a) the actual amount of any change in Net Assets between the Last Accounts Date and Completion, except to the extent such change arises from currency gains or losses, determined in accordance with Section 3.4 and (b) $4,735,000 (being the estimate of the change in Net Assets between the Last Accounts Date and Completion as shown on Schedule 2.1) ;

          "Purchaser" means, collectively, the Purchaser and any direct or indirect wholly owned (except for directors' qualifying shares) Subsidiaries of the Purchaser designated by the Purchaser pursuant to
          Section 2.3 to purchase any one or more of the Acquired Companies;

          "Purchaser's Accountants" has the meaning set forth in Section 3.4(b);

          "Purchaser's Group" means the Purchaser, any Holding Company of the Purchaser and any Subsidiary of the Purchaser or any such Holding Company (including after Completion the Acquired Companies);

          "Registered Rights" means in relation to any Acquired Company any Intellectual Property which is the subject of registration (or application for registration) with any competent authority whether in the jurisdiction of incorporation of that Acquired Company or otherwise having equivalent or similar effect anywhere in the world;

          "Release" means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, storing, transportation, escaping, leaching, burying, abandoning or disposing into the environment;

          "Relevant Business" has the meaning set forth in Section 5.3;

          "Relevant Perstorp Executives" means the personnel of Perstorp listed in Part A to Schedule 1.2;

          "Relevant Vendor" means that one of the Vendors set out opposite the Acquired Company in question in Part B of Schedule 1.1;

          "Retained Liabilities" means any (i) intercompany obligations not constituting normal trade payables incurred in the ordinary course of business which are owing from an Acquired Company to Perstorp or an Affiliate of Perstorp, (ii) liabilities for borrowed money, Deferred Taxes or Current Taxes, (iii) fees or penalties arising prior to Completion or as a result of Completion in connection with any of the Acquired Companies' or Perstorp's bank accounts or overdraft facilities, (iv) other liability (including without limitation capital lease obligations and obligations under interest rate or currency fluctuation instruments) which, in the case of clause (iv), is required to be reflected as indebtedness on a combined balance sheet for the Acquired Companies prepared in accordance with GAAP as of immediately prior to the Last Accounts Date or Completion, as the case may be, and (v) $3,000,000 relating to the calculation of the Mexican Obligation Purchase Price as provided in Section 3.2(g);

          "Schedules" means the Schedules and Appendices to this Agreement, the Warranties or the Disclosure Letter, as the case may be, and "Schedule" will be construed accordingly;

          "Security Interest" means any security interest of any nature whatsoever, including without limitation any mortgage, charge, pledge, lien, assignment by way of security or other encumbrance and includes the legal concept of any security interest (of any nature whatsoever) in any jurisdiction;

          "Shareholders Agreement" means an agreement between Perstorp GmbH, the Purchaser and the other parties thereto with respect to Components Sweden JV signed and delivered at Completion;

          "Shares" means in relation to each of the Acquired Companies the shares of capital stock specified opposite its name in Part A of
          Schedule 1.1;

          "Stay Bonus Liabilities" means the aggregate amount of the bonus payments to be made to Employees as described in Appendix 6 to the Disclosure Letter;

          "Subsidiary" and "Subsidiaries" means any corporation or other legal entity in relation to which another Person owns more than 50% of the shares of capital stock which have ordinary voting power to elect the board of directors (or equivalent governing body);

          "Tax" and "Tax Authority" have the meanings given to them in the Tax Covenant;

          "Tax Asset" means a right to repayment in respect of Tax to which any of the Acquired Companies is entitled in respect of an Event occurring or Accounting Period (or portion thereof) prior to Completion;

          "Tax Covenant" means the provisions relating to taxes set out in
          Schedule 9.2;

          "Tax Return" has the meaning given to such term in Paragraph 1.1 of
          Schedule 9.2;

          "Termination Agreement" means the agreement executed and delivered at Completion in the agreed form of Exhibit G;

          "Transfer" has the meaning set forth in Section 2.1;

          "Vendor Group" means Perstorp and any Subsidiary of Perstorp (but excluding any Acquired Company);

          "Vendors" means the Subsidiaries of Perstorp (and, in the case of Perstorp Railite solely for purposes of Section 2.1, Carlos Haya) designated as Vendors in Part B of Schedule 1.1;

          "Warranties" means the representations and warranties of Perstorp contained in this Agreement or any document delivered pursuant to this Agreement, including without limitation the Warranties set out in
          Schedule 6.1.

          1.2 In this Agreement, unless the context otherwise requires:

          (a) references to "Persons" will include individuals, bodies corporate (wherever incorporated), unincorporated associations, joint ventures, partnerships and other legal entities, including without limitation Governmental Authorities;

          (b) the headings are inserted for convenience only and will not affect the construction of this Agreement;

          (c) any reference to a Law or an enactment is a reference to it as from time to time amended, consolidated or re-enacted (with or without modification) and includes all instruments or orders made under such Law or enactment; provided, however, that references to "Environmental Laws" are references to such Laws as in force and applicable at or prior to Completion;

          (d) any reference to a document in or substantially in the agreed form is to the form of the relevant document agreed between the parties and for the purpose of identification initialed by each of them or on their behalf (in each case with such amendments as may be agreed by or on behalf of Perstorp and the Purchaser);

          (e) references to any legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any other legal concept will, in respect of any jurisdiction other than England, be deemed to include the legal concept which in that jurisdiction most nearly corresponds to the English legal term;

          (f)  references to $ are to United States dollars;


          (g) references to Sections, Schedules or Exhibits are to Sections, Schedules or Exhibits of or to this Agreement, the Warranties or the Disclosure Letter, as the case may be;

          (h) each term defined in this Agreement has the meaning assigned to it;

          (i)  "or" is disjunctive but not necessarily exclusive;

          (j)  words in the singular include the plural and vice versa;

          (k) no provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof;

          (l) any reference to "share of capital stock," "share capital" or "loan stock" will be deemed to include the term most closely approximating such terms in the applicable jurisdiction;

          (m) any reference to any word, term of art or legal concept recognized under English law will be deemed to include the word, term of art or legal concept most closely approximating the legal meaning or effect of the same in the applicable jurisdiction;

          (n) the Recitals, the Schedules, Exhibits and documents in the agreed form are part of the operative provisions of this Agreement and references to this Agreement will, unless otherwise expressly stated, include references to such Recitals, Schedules, Exhibits and documents;

          (o) each of the Warranties expressed to be given "to Perstorp's knowledge" or "so far as Perstorp is aware" or otherwise qualified by reference to the knowledge or awareness of Perstorp or any Vendor will be deemed to include a further warranty that Perstorp has made reasonable enquiries of the Relevant Perstorp Executives; and

          (p) as used herein, where the context requires, the term "Perstorp" shall include any Vendor and the term "Purchaser" shall include any subsidiary of the Purchaser listed on Schedule 2.1 to purchase the Shares, it being understood that this clause (p) will not be interpreted to limit the obligations of Perstorp or the Purchaser.




          PURCHASE AND SALE

          2.1 Immediately following the execution and delivery of this Agreement, Perstorp will or will cause the Relevant Vendors to sell, transfer, assign and deliver (collectively, "Transfer") all of the Shares to the Purchaser free from all Security Interests, options, equities, claims or other third-party rights (including rights of pre-emption) of any nature whatsoever, together with all rights attaching to them, and otherwise in accordance with
          Schedule 2.1. The Purchase Price will be allocated among the Shares and other transactions herein contemplated in accordance with Schedule 2.1 and the actions specified in Schedule 2.1 will be taken or deemed to be taken as of Completion or as otherwise provided in Schedule 2.1. If any payment is made by Perstorp to the Purchaser in respect of any breach of this Agreement (including without limitation any payment pursuant to any Claim), the payment will, to the extent permitted under applicable Law, be treated for tax purposes as a reduction in the price paid for the Shares of the Acquired Company in respect of which the payment is made.

          2.2 At Completion, the Purchaser will pay to Perstorp, on behalf of the Relevant Vendors, the Estimated Purchase Price in accordance with
          Section 3.3.

          2.3 Perstorp hereby consents to the Purchaser's nomination of one or more wholly owned (except for directors' qualifying shares) Subsidiaries of Purchaser listed on Schedule 2.1 to purchase the Shares designated thereon.

          COMPLETION

          3.1 A meeting will be held to consummate the sale and purchase of the Shares and other actions to be taken at Completion, at the offices of Jones, Day, Reavis & Pogue, 599 Lexington Avenue, New York, New York immediately following the execution and delivery of this Agreement. Completion shall be deemed to take place following the receipt by Perstorp, on behalf of the Relevant Vendors as provided in Section 2.2, of the Estimated Purchase Price and Transfer of the Shares in accordance with Sections 2.1, 2.2 and 3.3.

          3.2 In connection with Completion:

          (a) Perstorp will deliver to the Purchaser the evidence of authority of Perstorp to perform its obligations under this Agreement and each of the other documents to be executed by Perstorp in connection with the transactions contemplated hereby, the authority of the signatories thereof and matters pertaining to the Transfer of the Shares, all as set forth in Schedule 3.1.

          (b) The Purchaser will deliver to Perstorp a copy of a resolution of its board of directors (certified by a duly appointed officer as true and correct) authorizing the execution of and performance by the Purchaser of its obligations under this Agreement and each of the other documents to be executed by it in connection with the transactions contemplated hereby and the authority of the signatories thereof, all as set forth in Schedule 3.1.

          (c) Perstorp will deliver to the Purchaser letters of resignation signed in the agreed form by each Person described in Schedule 3.1 and terminations of the powers of attorney described in Schedule 3.1.

          (d) Perstorp will procure that each Vendor delivers (or causes to deliver) to the Purchaser evidence that all necessary corporate action has been taken by the respective Vendors for the purpose of authorizing the execution of and the performance by each Vendor of its respective obligations under this Agreement and each of the other documents (if any) to be executed by the Relevant Vendor and in each case the authorization of the signatories thereof all as set forth in
          Schedule 3.1.

          (e) The Purchaser will deliver to Perstorp in relation to the Purchaser and Perstorp will deliver to the Purchaser and the Purchaser's financing sources in relation to Perstorp and each of the Vendors, the Legal Opinions from counsel in the jurisdictions specified in Schedule 3.2 substantially in the agreed form attached to Schedule 3.2.

          (f) The parties hereto will, and will procure that their relevant Affiliates, duly execute and deliver counterparts of the Computer License Agreement, Development Licensing Agreement, Formation Agreement, Intellectual Property Agreement, Local Transfer Agreements, Shareholders Agreement and Termination Agreement.

          (g) The Purchaser or its nominees will purchase the outstanding obligation of Components Mexico (which had a principal amount of $14,082,000 as of April 30, 1996), from Perstorp North America for a price equal to the principal amount of such obligation as of Completion minus $3,000,000 (the "Mexican Obligation Purchase Price").

          3.3 At Completion, the Purchaser will pay or cause to be paid the Estimated Purchase Price to Perstorp (for itself and on behalf of each other Vendor) by electronic transfer in immediately available funds to such accounts of Perstorp as Perstorp shall have, not later than five Business Days prior to Completion, notified to the Purchaser. The payments made in accordance with this Section 3.3 will constitute a good discharge for the Purchaser of its obligations under Section 2.2 and the Purchaser will not be responsible for seeing that the funds are applied in payment to the Vendors or any particular Vendor.


          3.4

          (a) As used herein, the "Completion Date Balance Sheet" means a balance sheet which fairly presents the Net Assets on a combined basis immediately prior to Completion, prepared in accordance with GAAP, in a manner consistent with the preparation of the

               Accounts as of the Last Accounts Date, combined on the same bases as used in preparing the Combined Accounts and otherwise in accordance with Schedule 3.4; provided, however, that such Completion Date Balance Sheet will in all events (i) reflect the amount of all Stay Bonus Liabilities and (ii) be prepared using the same currency translation rates used in preparing the Combined Accounts as of the Last Accounts Date.

          (b) The Purchaser and Perstorp will cooperate with the objective of agreeing upon a Completion Date Balance Sheet which sets forth their agreed upon determination of Net Assets as of Completion and a computation of the Purchase Price derived therefrom in accordance with Section 3.4(a) and the amount of the post-Completion adjustment payable by Perstorp or the Purchaser, as the case may be, to the other pursuant to this Section 3.4, all in accordance with Schedules 2.1 and 3.4. Without limiting the generality or effect of the foregoing, Purchaser will permit Perstorp's auditing and accounting representatives to be present at any physical inventory counting carried on in connection with the preparation of the Completion Date Balance Sheet. If the Purchaser and Perstorp have been unable so to agree within 60 calendar days after Completion, then on or prior to the 70th calendar day after Completion the Purchaser will deliver to Perstorp a draft Completion Date Balance Sheet setting forth the Purchaser's determination of the Net Assets as of Completion and a computation of the Purchase Price derived therefrom in accordance with Section 3.4(d) and the amount of the post-Completion adjustment payable by Perstorp or the Purchaser, as the case may be, to the other pursuant to this Section 3.4. Perstorp will then review such draft Completion Date Balance Sheet during the 45 calendar day period immediately following such delivery by the Purchaser. During all such periods, Perstorp, the Purchaser and their respective authorized representatives (including without limitation Ernst & Young, or such other internationally recognized independent public accounting firm (other than Arthur Andersen & Co. ("AA") or Deloitte & Touche ("DT")) as Perstorp shall designate in writing to the Purchaser ("Perstorp's Accountants"), and AA, or such other internationally recognized independent public accounting firm (other than Perstorp's Accountants or DT) as the Purchaser shall designate in writing to Perstorp ("Purchaser's Accountants"), will be entitled to review, during normal business hours, the books, records and work papers of the Purchaser, Perstorp and the Acquired Companies (to the extent such books, records and work papers relate to the Business) to prepare or review the draft Completion Date Balance Sheet and the Purchaser and Perstorp will otherwise cooperate with each other and with each other's authorized representatives in connection with such preparation or review. Without limiting the generality or effect of any other provision hereof, each of Perstorp and the Purchaser will (i) provide the other parties hereto and their authorized representatives access during normal business hours to their respective facilities, personnel and books and records to the extent relating to the Business and determined in good faith by such party to be necessary to permit, in the case of the Purchaser, the Purchaser and its authorized representatives to prepare the draft Completion Date Balance Sheet as herein provided and to permit, in the case of Perstorp, Perstorp and its authorized representatives to review the information upon which the draft Completion Date

               Balance Sheet is based, and in each case to ask reasonable questions and receive answers thereto with respect to the Completion Date Balance Sheet; provided, however, that Perstorp and the Purchaser will conduct any such review and questioning in a manner that does not unreasonably interfere with the other party's conduct of its businesses after Completion, (ii) take such actions as may be reasonably requested by the other party to close, or to assist in closing, as of Completion, the books and accounting records relating to the Business, and (iii) otherwise reasonably cooperate with each other and the representatives of the other party hereto in the preparation or review of the draft Completion Date Balance Sheet. Following the completion of Perstorp's review of the draft Completion Date Balance Sheet furnished to it by the Purchaser, Perstorp will notify the Purchaser in writing whether Perstorp accepts the Purchaser's computation of Net Assets as of Completion or disagrees therewith, such notification to be made no later than the last day of Perstorp's 45-day review period described above. If Perstorp disagrees therewith by a notice timely made as aforesaid, it will furnish to the Purchaser as part of such notice a draft adjusted Completion Date Balance Sheet and computation of Net Assets as of Completion which (i) sets forth in reasonable detail the adjustments to the draft Completion Date Balance Sheet furnished to Perstorp by the Purchaser and (ii) specifies in reasonable detail Perstorp's basis for its disagreement with the Purchaser's computation (such draft adjusted Completion Date Balance Sheet the "Adjusted Completion Date Balance Sheet"). If Perstorp fails so to express its disagreement within such 45-day period, then the draft Completion Date Balance Sheet will constitute the Completion Date Balance Sheet for purposes of this Agreement and Perstorp will be deemed to have accepted the Purchaser's computation of Net Assets as of Completion and the Purchase Price derived therefrom in accordance with Section 3.4(d).



          (c) If, within 45 calendar days after the date of Perstorp's delivery of the draft Adjusted Completion Date Balance
               Sheet, the Purchaser determines in good faith that such computation is inaccurate, the Purchaser will give notice to Perstorp within such 45-day period (i) setting forth the Purchaser's determination of Net Assets as of Completion and
               (ii) specifying in reasonable detail the Purchaser's basis for its disagreement with Perstorp's computation. If the Purchaser fails so to express its disagreement within such 45-day period, then the Adjusted Completion Date Balance
               Sheet will constitute the Completion Date Balance Sheet for purposes of this Agreement and the Purchaser will be deemed to have accepted Perstorp's computation of Net Assets as of Completion and the Purchase Price relating thereto. Any amount that is not in dispute will be promptly paid by the party obligated to make such payment hereunder to the party entitled to receive such payment hereunder. If the Purchaser and Perstorp are unable to resolve any disagreement between them within 10 calendar days after the giving of notice of such disagreement, the items in dispute will be referred for determination to the principal dispute resolution unit of DT (the "Accountants") as promptly as practicable. The Accountants will make a determination (the "Accountants' Determination") as to each of the items in dispute, which determination will be (i) in writing, (ii) furnished to each of the parties hereto as promptly as practicable after the items in dispute have been referred to the Accountants, (iii) made in accordance with GAAP and this Agreement, and (iv) conclusive and binding upon each of the parties hereto. Each of the parties hereto will use reasonable efforts to cause the Accountants to render their decision as soon as practicable, including without limitation by promptly complying with all reasonable requests by the Accountants for information, books, records and similar items. Neither party will disclose to the Accountants, and the Accountants will not consider for any purpose, any settlement offer made by either party. After the resolution of all outstanding disputes, the parties will cause to be prepared a calculation of Net Assets as of Completion and the Purchase Price that reflects the final resolution of all outstanding issues (the "Final Completion Date Balance Sheet"). The Final Completion Date Balance Sheet will supersede all prior versions thereof for purposes of this Agreement. All Costs and expenses of the Accountants will be shared equally by the Purchaser and Perstorp.

          (d) To the extent that the Estimated Purchase Price is more or less than the Purchase Price determined or accepted, as the case may be, as provided in this Section 3.4, Perstorp or the Purchaser, as applicable, will, within 10 calendar days after the final determination or acceptance, as the case may be, of the actual Net Assets as of Completion pursuant to this Section 3.4, make payment by wire transfer in immediately available funds of the amount of such difference, together with interest thereon, from Completion to the date of payment (at a rate equal to LIBOR plus 0.5%, calculated on the basis of the actual number of days elapsed over 365), to such account as has been designated by the Purchaser or Perstorp, as applicable, to the other.

          (e) Intercompany obligations not constituting normal trade payables incurred in the ordinary course of business which are owing from Perstorp or any Affiliate of Perstorp to an Acquired Company, or owing from an Acquired Company to Perstorp or an Affiliate of Perstorp, will be settled as specified in Schedule 2.1.

          (f) As part of the process contemplated by this Section 3.4, the amount of the Retained Liabilities as of Completion will be verified. Any disagreement with respect thereto will be settled in the manner described above. Any net changes in the amount of the Retained Liabilities at Completion compared to the estimate thereof in Schedule 2.1 (aggregating $29,117,000) will be verified in connection with the preparation of the Completion Date Balance Sheet and paid by Perstorp or the Purchaser, as the case may be, as provided in Section 3.4(d).

          PURCHASER'S UNDERTAKINGS

          4.1 The Purchaser warrants to Perstorp that the execution and delivery of this Agreement by Purchaser and the consummation of the transactions contemplated hereby by Purchaser have, where required, been duly and validly authorized and no other corporate proceeding or corporate action on the part of the Purchaser is necessary to authorize this Agreement or to consummate the transactions so contemplated. Prior to this Agreement, the Purchaser took, or caused to be taken, Purchaser's Pre-Completion Actions.

          4.2 The Purchaser agrees that, notwithstanding any breach of the Warranties or of this Agreement, following Completion it will have no right of termination or rescission in respect of any claims arising under or in connection with the Warranties or this Agreement except for fraudulent misrepresentation and will not be entitled to treat Perstorp as having repudiated this Agreement except for fraudulent misrepresentation. The sole remedies for any breach of any of the Warranties, any other breach of this Agreement by Perstorp or any event giving rise to liability under the Tax Covenant will be indemnification as herein provided or an action for damages, specific performance or injunctive relief, and the Purchaser will not be entitled to rescind this Agreement, except for fraudulent misrepresentation.

          4.3 Insofar as any Acquired Company uses the word "Perstorp" (the "Perstorp Mark") in its corporate name or on its notepaper, stationery, vehicles, promotional material or products manufactured or distributed by it, the Purchaser undertakes to Perstorp (on its own behalf and as trustee for all members of the Vendor Group) to procure that each Acquired Company shall (i) cease such use from and at all times after the date being six months after Completion and (ii) notwithstanding any other provision of this Agreement, not take any action reasonably identified to such Acquired Company by Perstorp which would result in the invalidation of the Perstorp Mark (or any intellectual property rights therein) or materially impair Perstorp's rights in and to the Perstorp Mark; provided, however, that until the sixth-month anniversary of Completion, the Purchaser and any Acquired Company will have a royalty-free, non-exclusive license to use and consume inventory and supplies and otherwise to use the Perstorp Mark in the conduct of the Business substantially as conducted as of Completion. If six months after Completion there continues to be inventory or supplies of the Business which include any Perstorp Mark, the parties will use reasonable endeavors to agree to a reasonable extension of the period in relation to such inventory or supplies. The Purchaser will indemnify, defend and hold harmless the Vendor (for itself and the Vendor Group) from and against any and all Losses suffered or incurred by the Vendor and the Vendor Group relating to, resulting from or arising out of any third-party claim arising in whole or in part out of the use of any Perstorp Mark by the Acquired Companies (or any of them) after Completion pursuant to this Section
          4.3. As promptly as practicable after Completion, the Purchaser will use reasonable efforts to cause each Acquired Company to adopt a new corporate name which does not include the name "Perstorp" therein, such adoption to have taken place no later than 60 days after Completion.

          4.4 The Purchaser will make available to Perstorp Germany, upon reasonable notice and subject to the terms and conditions of this
          Section 4.4, the services of Lars Leijon, Sven Ake Berglie and Graham Tompson or any of them (collectively, the "Consultants") for an aggregate of two days per Consultant per month for a period of 12 months, in the cases of Messrs. Leijon and Berglie, and six months, in the case of Mr. Tompson, after Completion; provided, however, that the Purchaser will have no obligation to make any Consultant available to Perstorp Germany on any day on which the Purchaser, in its sole discretion, deems such Consultant's services to be necessary in connection with the business of the Purchaser or any of its Affiliates. Perstorp Germany will pay the Purchaser, or the Affiliate of the Purchaser which directly employs the Consultant, promptly after submission of an invoice therefor, a fee for the services of such Consultant equal to a daily rate of DEM750 (plus any VAT attributable thereto), such fee to accrue on an hourly basis (based on an 8 hour working day). Perstorp Germany will also reimburse the Purchaser, or the Affiliate of the Purchaser which directly employs the Consultant, promptly after submission of an invoice therefor, for all reasonable out-of-pocket expenses incurred by the Consultant in connection with performance of the Consultant's services for Perstorp Germany pursuant to this Section 4.4.

          RESTRICTIONS ON THE VENDOR GROUP

          5.1 Subject to the provisions of Sections 5.3 and 5.4, Perstorp agrees that the Vendor Group (excluding for this purpose Components Sweden JV, Components Belgium, Components Sweden and Perstorp Germany) will not (whether alone or jointly with another and whether directly or indirectly) carry on or be engaged or (except as the owner for investment of securities dealt in on a stock exchange and not exceeding 5% in nominal value of the securities of that class) be interested in any Competing Business during a period of four years after Completion; provided, however, that the Vendor Group will be permitted to fill up excess capacity on an occasional basis by operating as a so called "Tier II" supplier to original equipment manufacturers provided that:

          (a) the Vendor Group does not obtain in any manner, or bid on or otherwise seek to obtain in any manner, any programs that have been awarded to the Acquired Companies prior to or after Completion, without the prior consent of the Purchaser; and

          (b) the facilities and equipment so utilized must be operated by the Vendor Group primarily for purposes other than conducting any Competing Business.

          5.2 Subject to the provisions of Sections 5.3 and 5.4, Perstorp agrees to procure that while Perstorp Germany is a member of or controlled by the Vendor Group, Perstorp Germany will not (whether alone or jointly with another, and whether directly or indirectly) during a period of four years after Completion:

               (i) obtain in any manner, or bid on or otherwise seek to obtain in any manner, any programs for Designated Products that have been be awarded to any Acquired Company prior to or after Completion, without the prior consent of the Purchaser; and

               (ii) establish or attempt to establish or be interested in any manufacturing facility for the production of Designated Products either outside Germany or, for purposes of expansion at any new location within Germany unless such expansion in Germany relates to the relocation of existing operations or is pursuant to the express written request of any material customer of Perstorp Germany as of Completion.

          5.3 The Purchaser hereby agrees that the restrictions placed on the Vendor Group pursuant to Sections 5.1 and 5.2 will not prevent the Vendor Group from acquiring another company, group of companies or business (the "Acquired Entity") whose business includes any

          Competing Business (the "Relevant Business"), provided that the annual turnover of the Relevant Business as shown in the most recently audited annual accounts of the Acquired Entity prior to the acquisition did not account for more than 25% of the aggregate turnover of the Acquired Entity as shown by such accounts. If, however, any member of the Vendor Group acquires any Relevant Business, Perstorp will promptly notify the Purchaser and will procure that the Relevant Business is offered for sale to the Purchaser at not more than that part of the purchase price paid by the Vendor's Group for the Acquired Entity allocated in accordance with GAAP to the Relevant Business of such Acquired Entity and the Purchaser will be given three months to decide whether to accept such offer and to negotiate appropriate terms. If the Purchaser shall decide not to accept such offer, Perstorp will cause the member of the Vendor Group that has acquired such Relevant Business to dispose of such Relevant Business within 18 months of the date such offer is declined.

          5.4 Except insofar as may be required by Law and in any event only after prior consultation with the Purchaser (to the extent reasonably practicable), no member of the Vendor Group will at any time disclose to any Person or use to the detriment of the Purchaser or any Acquired Company any trade secret or other confidential information which it holds in relation to any Acquired Company or its affairs. The Vendor Group will require its employees not to disclose to any Person, or use to the detriment of the Purchaser or any Acquired Company, any trade secrets or other confidential information which any such employee holds in relation to any Acquired Company or its affairs, and the Purchaser will have a right to enforce such prohibition directly. In addition, no entity in the Vendor Group will, during the period of four years after Completion, solicit or entice away from Purchaser or any Acquired Company any Employee who at any time was in possession of confidential information relating to, or able to influence the customer connection of, the Purchaser or any Acquired Company in relation to the Business, or attempt or knowingly assist or procure any Person to do any of the foregoing things.

          5.5 Perstorp acknowledges and agrees that each of Sections 5.1, 5.2,
          5.3 and 5.4 constitutes an entirely separate and independent restriction and that the duration, extent and application of each restriction are no greater than is reasonable and necessary for the protection of the interests of the Purchaser but that, if any such restriction were to be adjudged by any court or authority of competent jurisdiction to be void or unenforceable but would be valid if part of the wording thereof were to be deleted and/or the period thereof were to be reduced and/or the area dealt with thereby were to be reduced, the said restriction will apply within the jurisdiction of that court or competent authority with such modifications as are necessary to make it valid and effective.

          5.6 Perstorp and the Purchaser acknowledge that any breach of any of the covenants contained in Sections 5.1 through 5.4 would cause an irreparable injury to the Purchaser and that damages and remedies at law for any breach of such would be inadequate. Perstorp and the Purchaser acknowledge that, in addition to any other remedies available to the Purchaser, the Purchaser will be entitled to injunctive relief and other equitable relief to prevent an actual, intended, likely or probable breach of such covenant.

          5.7 At the request and expense of the Purchaser, Perstorp will take all actions reasonably requested by the Purchaser to enforce for the benefit of the Purchaser all confidentiality agreements entered into by Perstorp, its Affiliates or any representative relating to the possible sale of the Acquired Companies or any of them.

          5.8 Perstorp will give the Purchaser at least six months' notice in writing prior to (a) closing or materially curtailing the business or operations of Perstorp Germany with respect to any Designated Products supplied to any Acquired Company or to any Affiliate of Components Sweden JV or (b) selling or otherwise disposing of a material portion of the capital stock or assets used with respect to Designated Products of Perstorp Germany supplied to any Acquired Company or to any Affiliate of Components Sweden JV; provided, however, that with respect to any event described in clause (b), if the purchaser of such stock or assets agrees in writing to assume and perform, without variation, all of the supply arrangements described in Section 9.4(b) between or among Perstorp Germany and each Acquired Company or each company which is an Affiliate of Components Sweden JV on the same terms and conditions as exist with respect to such agreements immediately prior to such notice, then Perstorp will only be required to give the Purchaser notice in writing when in Perstorp's reasonable determination such notice will not materially prejudice or otherwise materially and adversely affect its negotiations with the purchaser of the stock or assets of Perstorp Germany. If requested by either Perstorp or the Purchaser, such parties will, and will cause any of their Affiliates to, use reasonable efforts to enter into formal written agreements which set forth to the extent practicable, such agreements and arrangements as then in operation.

          5.9 During the period from Completion until the fourth anniversary of Completion, the Purchaser will procure that none of C&A Corp or any of its Subsidiaries will obtain in any manner, bid on or otherwise seek to obtain in any manner any programs for Designated Products that have been awarded to Perstorp Germany prior to Completion, without the prior consent of Perstorp. The Purchaser acknowledges and agrees that the duration, extent and application of the restriction set forth in this Section 5.9 are no greater than is reasonable and necessary for the protection of the interests of Perstorp but that, if any such restriction were to be adjudged by any court or authority of competent jurisdiction to be void or unenforceable but would be valid if part of the wording thereof were to be deleted and/or the period thereof were to be reduced and/or the area dealt with thereby were to be reduced, the said restriction will apply within the jurisdiction of that court or competent authority with such modifications as are necessary to make it valid and effective. Until the fourth anniversary of Completion, the Purchaser will not, and will cause the Acquired Companies not to, solicit or entice away from Perstorp Germany any employee of Perstorp Germany who at any time was in possession of confidential information relating to, or able to influence the customer connection of, Perstorp Germany in relations to its business, or attempt or knowingly assist or procure any Person to do any of the foregoing. Perstorp and the Purchaser acknowledge that any breach of any of the covenants contained in this Section 5.9 would cause an irreparable injury to Perstorp and that damages and remedies at law for any breach of such would be inadequate. Perstorp and the Purchaser acknowledge that, in addition to any other remedies available to Perstorp, Perstorp will be entitled to injunctive relief and other equitable relief to prevent an actual, intended, likely or probable breach of such covenant.

          5.10 During the period from Completion until the fourth anniversary of
          Completion:

                    (a) Perstorp will procure that Perstorp Germany does not cease to be an Affiliate of Perstorp until it has undertaken (in a form reasonably satisfactory to the Purchaser) to be bound by the terms of the covenants in Sections 5.1 to 5.8 above; and

                    (b) the Purchaser will procure that none of the Acquired Companies ceases to be an Affiliate of the Purchaser until it has undertaken (in a form reasonably satisfactory to Perstorp) to be bound by the terms of the covenants in Section 5.9 above.

          5.11 No provision of this Agreement, by virtue of which this Agreement is subject to registration (if such be the case) under the Restrictive Trade Practices Act 1976 and which is not a non- notifiable agreement pursuant to Section 27A of that Act, will take effect until the day after particulars of this Agreement have been furnished to the Director General of Fair Trading pursuant to Section 24 of that Act. For this purpose, the expression "this Agreement" includes any agreement or arrangement of which this Agreement forms a part and which is so registrable or by virtue of which this Agreement is registrable. The parties will furnish such particulars as soon as practicable after Completion.

          WARRANTIES

          6.1 Perstorp represents and warrants, for itself and on behalf of each Vendor, to the Purchaser as to each matter set forth in Schedule 6.1, including without limitation as to each matter set forth in Annex 1 to
          Schedule 6.1 (which sets forth particular representations relating to some or all of the Acquired Companies). Perstorp acknowledges that the Purchaser has entered into this Agreement in reliance upon the Warranties. The Warranties (a) are given as of Completion and (b) are subject to the limitations of Section 7 to the extent set forth in
          Section 7.

          6.2 Each of the Warranties will be construed as a separate warranty and (save as expressly provided to the contrary) will not be limited or restricted by reference to or inference from the terms of any other Warranty or any other term of this Agreement or any document entered into pursuant to this Agreement.

          6.3 The rights and remedies of the Purchaser in respect of the Warranties will not be affected by (i) Completion (except as provided in Section 4.2), (ii) any due diligence or other review conducted by or on behalf of the Purchaser or any information furnished to or obtained by it (other than as provided in the Schedules or the Disclosure Letter), or (iii) any other event or matter whatsoever, other than a specific and duly authorized written waiver or release executed by the Purchaser.

          INDEMNIFICATION; LIMITATIONS ON CLAIMS

          7.1 Indemnification Covenant

          (a) From and after Completion, the Purchaser and (except to the extent prohibited by restrictions on financial assistance under any applicable Laws) the Acquired Companies will jointly and severally indemnify, defend and hold harmless Perstorp, the Vendors and their respective officers, directors, employees and representatives and any Affiliate of any of the foregoing (collectively, the "Indemnified Perstorp Persons") from and against any and all Losses suffered or incurred by any such Person, directly or indirectly, relating to, resulting from or arising out of any breach of, or misrepresentation in, the representations, warranties and covenants by the Purchaser contained in this Agreement.


          (b) From and after Completion, Perstorp and the Vendors will, jointly and severally, indemnify, defend and hold harmless the Purchaser, each Acquired Company and their respective officers, directors, employees and representatives and any Affiliate of any of the foregoing (collectively the "Indemnified Purchaser Persons") from and against any and all Losses suffered or incurred by any such Person, directly or indirectly, relating to, resulting from or arising out of
               (i) the failure of Perstorp or any Vendor to perform any of their respective covenants, obligations or agreements contained in this Agreement, (ii) any breach by Perstorp or any Vendor of any of the Warranties, (iii) any of the Retained Liabilities to the extent such Retained Liabilities were not reflected on the Completion Date Balance Sheet or the subject of any adjustment pursuant to Section 3.4,
               (iv) any product manufactured or sold by any Acquired
               Company, or any Affiliate (not being a member of the Purchaser's Group) or predecessor thereof, that is not a Designated Product, (v) any liability to third parties arising out of any business that was sold or otherwise disposed of, or dissolved, liquidated or otherwise terminated, by any Acquired Company, or any Affiliate (not being a member of the Purchaser's Group) or predecessor thereof, prior to Completion, including without limitation liabilities arising under the contract relating to the sale of the Fort Wayne, Indiana assets and liabilities arising under law in connection with such sale, (vi) any property (including without limitation any land, plant, equipment or other facility and any operations or Releases thereon or therefrom) (A) owned, leased or operated by any Acquired
               Company, or any Affiliate or predecessor thereof, prior to but not as of Completion, or (B) owned or leased by any such Person as of Completion, but no longer used in the Business by any Acquired Company, including without limitation the Fort Wayne, Indiana leasehold properties, (vii) any liability arising under any indemnification or other provision under any Contract pursuant to which any business or property described in clauses (v) or (vi) above was acquired, sold, dissolved, liquidated or otherwise disposed of or terminated or arising under Law in connection with any such acquisition, sale, dissolution, liquidation or other disposition or termination, (viii) any matter described on
               Schedule 7.1(b), (ix) any Stay Bonus Liability not reflected on the Completion Date Balance Sheet and (x) any Claims of
               Pablo Sidaoui in respect of any amounts owed or alleged to be owed under loans made or alleged to be made by him to Components Mexico on or prior to Completion. The provisions of Section 7.1(b)(i) through 7.1(b)(x) are independent and not exclusive and any limitation herein applicable to a Claim under one such provision and not to another such provision will not apply to the latter provision, except as otherwise provided herein. The Purchaser is taking the benefit of the Warranties and the indemnities set forth above for itself and as trustee for and on behalf of the Acquired Companies.

          7.2  Operation and Limitations on Indemnification

          (a)  The provisions of Sections 7.3, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9,
               7.10(a), 7.11 and 7.12 will, to the exclusion of the remaining provisions of Section 7 of this Agreement, operate to limit or reduce any Claim for a breach of the Warranties (other than Paragraphs 4, 14 and 17 of the Warranties (the "Perpetual Warranties")) and any Claim relating thereto pursuant to Section 7.1(b)(ii).

          (b)  The provisions of Sections 7.3, 7.4, 7.6, 7.7(a), 7.9, 7.10(a),
               7.11 and 7.12 will, to the exclusion of the remaining provisions of Section 7 of this Agreement, operate to limit or reduce the liability of Perstorp and the Vendors in respect of all Claims for breach of the Perpetual Warranties and any Claim relating thereto under Section 7.1(b)(ii).

          (c) The provisions of Sections 7.9 and 7.11 will, to the exclusion of the remaining provisions of Section 7 of this Agreement, operate to limit or reduce the liability of Perstorp and the Vendors in respect of Claims pursuant to Section 7.1(b)(i) and 7.1(b)(iii).

          (d) The provisions of Sections 7.8 (to the extent that the Claim under Sections 7.1(b)(iv), (v), (vi) or (vii) arises out of a matter which is within the scope of Paragraphs 19, 20 or 20.1 of the Warranties), 7.9, 7.10(a), 7.11 and 7.13 will, to the exclusion of the remaining provisions of Section 7 of this Agreement, operate to limit or reduce the liability of Perstorp and the Vendors in respect of Claims pursuant to Sections 7.1(b)(iv), (v), (vi), (vii) and (x).

          (e) The provisions of Sections 7.3(b), 7.6, 7.7(b) and (c), 7.8 (to the extent that the Claim under Section 7.1(b)(viii) arises out of a matter which is within the scope of Paragraphs 19, 20 or
               20.1 of the Warranties or any of the matters listed in Item 9 of
               Schedule 7.1(b) (an "Environmental Claim")), 7.9, 7.10(a), 7.11,
               7.14 (except where the Claim is an Environmental Claim) and 7.15 will, to the exclusion of the remaining provisions of Section 7 of this Agreement, operate to limit or reduce the liability of Perstorp and the Vendors in respect of Claims pursuant to Section 7.1(b)(viii).

          (f) The provisions of the Tax Covenant will not operate to limit or reduce the liability of Perstorp and the Vendors in respect of any breach of the Warranties relating to Taxes and, as to all matters subject to the Tax Covenant, the provisions of the Tax Covenant will be applied without regard to this Section 7.

          7.3 Specific Disclosure; Reserves. Perstorp and the Vendors will not be liable for any Claim for breach of Warranty in respect of any fact, matter, event or circumstance to the extent:

          (a) except in relation to any breach of the Warranties relating to Taxes, such fact, matter, event or circumstance has been disclosed in the Disclosure Letter, the Schedules or the Exhibits so long as a copy of any document referenced in such disclosure has been provided to Purchaser prior to the date hereof and the matter disclosed refers by number to the specific Warranty at issue or the applicability of such disclosure to the specific Warranty at issue is reasonably apparent on its face; or

          (b) a specific reserve or specific accrual for such fact, matter, event or circumstance has been made in the Completion Date Balance Sheet to the extent that such specific reserve or specific accrual was not made in the Last Accounts.

          Nothing herein will limit any covenant of the parties hereunder, including without limitation the Tax Covenant and any covenant providing for indemnity (other than indemnity for breach of Warranty).

          7.4 Survival of Warranties. Except for the Perpetual Warranties, neither Perstorp nor the Vendors will be liable for any Claim in respect of a breach of any of the Warranties unless an Indemnified Purchaser Person has given written notice of such Claim in reasonable detail, including such Person's estimate, to the extent then reasonably practicable, of the amount thereof, on or before April 30, 1998. The Perpetual Warranties will survive Completion for the period of the respective statute of limitations applicable thereto.

          7.5 Hurdle and Basket. Perstorp and the Vendors will not be liable for any Claim for breach of any of the Warranties (other than the Perpetual Warranties), (a) in respect of any individual Claim or series of related Claims arising from similar facts or circumstances, unless the amount thereof exceeds $10,000, and (b) unless the aggregate amount of such Claims exceeds $1,000,000, in which event Perstorp and the Vendors will be liable only for the amount of such excess. For the avoidance of any doubt, amounts claimed for which Perstorp and the Vendors have no liability by virtue of clause (a) above will not be capable of being aggregated with other claims for the purposes of clause (b), and the foregoing limitations will not apply to any Claim for indemnification other than a Claim under
          Section 7.1(b)(ii).



          7.6 Cap. The aggregate liability of Perstorp and the Vendors in respect of all Claims for breaches of Warranties under Sections 7.1(b)(ii) and 7.1(b)(viii) (but not any other provision of Section 7.1(b)) will not in any event exceed $106,597,000, increased or decreased, as the case may be, by the net amount of any changes referred to in clause (ii) of the definition of the term "Purchase Price" in Section 1.1; provided, however, that the aggregate liability of

          Perstorp and the Vendors for all Claims in respect of the matters listed in Item 9 of Schedule 7.1(b) will not exceed $5,000,000.

          7.7 Other Limitations. Perstorp and the Vendors will not be liable in respect of any Claim:

          (a) to the extent (but only to the extent) that any such Claim arises or is increased as a result of:

                    (i)  any change in Law made after Completion; or

                    (ii) any change after Completion in any accounting
                         policy of any Acquired Company;

          (b) to the extent of the proceeds of any recovery actually received by any Indemnified Purchaser Person under any policy of insurance procured on or after Completion and applicable to the relevant Acquired Company in respect of the subject matter of such Claim or any part thereof
               (reduced by the costs of collection, including without limitation all attorneys' and other professionals' fees and expenses, any deductible, self-retention, captive retention, co-pay or similar arrangements and any retrospective or other premium adjustments resulting therefrom (collectively, "Costs of Recovery" save where such costs are borne by Perstorp pursuant to clause (ii) in the proviso to this sentence)), Perstorp hereby acknowledging that all decisions as to whether to pursue any such insurance recovery are to be made by the Indemnified Purchaser Person in the sole discretion of the Indemnified Purchaser Person and that, subject only to clause (ii) in the proviso to this sentence, all decisions as to the processing of insurance claims are to be handled in accordance with Schedule 9.3 and otherwise in the ordinary course of business of the Indemnified
               Purchaser Person; provided, however, that (i) following the giving of a notice of a Claim, at the request of Perstorp, the Purchaser will furnish Perstorp information in reasonable detail as to the scope of insurance maintained applicable to the Indemnified Purchaser Person to whom such Claim relates, and (ii) if Perstorp determines in good faith that any such insurance applies to reduce the Loss to which such Claim relates, then the Purchaser will, or will cause the relevant Indemnified Purchaser Person to, take such actions as Perstorp may reasonably request, including without limitation executing appropriate powers of attorney and instruments of subrogation, to allow Perstorp to recover under any such insurance in respect of such Loss or portion thereof, provided, that all Costs of Recovery are reimbursed by Perstorp to the Purchaser or, at the Purchaser's option, paid to the relevant Indemnified Purchaser Person by Perstorp five days before such Costs of Recovery become due and payable to any third party. Nothing in the immediately preceding proviso will, however, diminish or otherwise affect Perstorp's obligation to indemnify any Indemnified Purchaser Person pursuant to any provision of this Agreement without prejudice to any rights of Perstorp under this Section 7.7(b).

          (c) based upon a liability which is contingent until such contingent liability becomes an actual liability or an Indemnified Purchaser Person incurs any Loss as a result thereof; provided, however, that if any Indemnified Purchaser Person gives notice of the contingent liability describing such contingent liability in reasonable detail based on the information then reasonably available to the Purchaser before the expiration of the relevant period ("Survival Period") within which Claims may be notified to Perstorp pursuant to Sections 7.4, 7.13 or 7.15 (as the case may be), the Indemnified Purchaser Person may thereafter make a Claim or initiate proceedings in respect thereof, so long as such Claim is initiated within 18 months of the later of (i) the giving of such notice and (ii) the expiration of the applicable Survival Period, provided further, however, that for all purposes of this Agreement, any Loss relating to, resulting from or arising out of the subject matter of any Claim or proceedings so initiated will constitute a Loss whether arising prior to or after notice thereof is given as aforesaid or the initiation of such Claim or proceedings.

          7.8 Remediation

          (a) To the extent that a breach of Paragraphs 19, 20 or 20.1 of the Warranties or any Environmental Claim is capable of remedy in whole or in part, no Indemnified Purchaser Person will be entitled to indemnification under Section 7.1(b)(ii) as to any portion thereof which is so capable of remedy until Purchaser has given written notice of such breach in accordance with Section 7.8(b) and (i) Perstorp has not elected to remedy such breach in accordance with Section 7.8(c)(ii) or (ii) if Perstorp has elected to remedy such breach in accordance with Section 7.8(c)(ii), such breach is not remedied by Perstorp following such election as soon as reasonably possible. To the extent a breach of Paragraphs 19, 20 or 20.1 or any Environmental Claim is not capable of remedy in whole or in part, the Indemnified Purchaser Persons will be entitled to indemnification in accordance with Section 7.1 without regard to the provisions of this Section 7.8.



          (b) Following Completion, the Purchaser will procure that notice of a breach of Paragraphs 19, 20 or 20.1 of the Warranties or any Environmental Claim (which notice must be in reasonable detail to the extent then reasonably practicable) is given to Perstorp as promptly as practicable after any of the executive officers of the Purchaser (which for this purpose means solely Collins & Aikman Products Co.) or Managing Director of any Acquired Company, but only as to the Acquired Company as to which he or she is a Managing Director (such executive officers and Managing Directors, collectively, "Responsible C&A Executives") has actual knowledge of facts which a reasonable person (having knowledge of this Agreement) would believe reasonably likely to impose liability on Perstorp pursuant to the indemnification provisions of this Agreement; provided, however that (i) any failure so to notify Perstorp will not relieve Perstorp or any Vendor of any liability in respect of the matter except to the extent that Perstorp is actually prejudiced, and (ii) that the burden of proving the existence and extent (if any) of such prejudice shall be borne by Perstorp.

          (c) Following receipt by Perstorp of a notice from the Purchaser in accordance with Section 7.8(b):

               (i) the Purchaser will on Perstorp's reasonable request allow, and will cause the relevant Acquired Company reasonably to allow, Perstorp and its advisors to investigate the fact, matter or circumstance alleged to give rise to the Claim and, subject to the Purchaser and relevant Acquired Company being paid all reasonable costs and out-of-pocket expenses, to have such copies as Perstorp may reasonably request of any documents or other information in the possession of Purchaser or the relevant Acquired Company (other than documents and information which are confidential, privileged, subject to the attorney's work product doctrine or otherwise protected against disclosure, unless Perstorp and the Purchaser agree in writing to joint defense privilege protection) which relate to the alleged Claim; and

               (ii) Perstorp will be entitled to elect by written notice within
                    30 calendar days of receipt of the Purchaser's notice in accordance with Section 7.8(b) to remedy the fact, matter or circumstance referred to in the Purchaser's notice, provided that Perstorp shall have given to each Indemnified Purchaser Person an undertaking reasonably acceptable to the Purchaser in which Perstorp unconditionally confirms its obligations (subject to the limitations on liability hereunder) to indemnify and hold harmless each Indemnified Purchaser Person from and against any and all Losses suffered or incurred by any such Person, directly or indirectly, relating to, resulting from or arising out of such fact, matter or circumstance and such remediation.

          (d) Following receipt by the Purchaser of a notice from Perstorp in accordance with Section 7.8(c)(ii), the Purchaser will, and each Indemnified Purchaser Person, will use reasonable efforts to:

               (i) allow, and cause the relevant Acquired Company to allow, Perstorp and its advisors reasonable access to the Assets for the purposes of remedying the fact, matter or circumstance in respect of which a notice has been given to the Purchaser in accordance with Section 7.8(c)(ii);

               (ii) provide Perstorp all material information in the possession or control of the Purchaser's Group which reasonably relates to the relevant fact, matter or circumstance (other than information which is confidential, privileged, subject to the attorney's work-product doctrine or otherwise protected against disclosure, unless Perstorp and the Purchaser agree in writing to joint defense privilege protection) and material information which subsequently comes into the possession or control of the Purchaser's Group which reasonably relates to such fact, matter or circumstances (except as aforesaid); and

               (iii) subject to Perstorp paying all reasonable costs and
                    out-of-pocket expenses of any Indemnified Purchaser Person, take all such actions as Perstorp may reasonably request to assist Perstorp and its advisors in relation to the remediation undertaken by Perstorp pursuant to Section 7.8(c)(ii).

          (e) To the extent a matter constituting a breach of Paragraphs 19, 20 or 20.1 of Schedule 6.1 also constitutes a breach of another Warranty in Schedule 6.1 or gives rise to a Claim pursuant to Section 7.1(b)(iv), (v), (vi) or (vii), and the Purchaser makes a Claim in respect of such matter pursuant to Section 7.1(b)(ii) with respect to such other Warranty or pursuant to Section 7.1(b)(iv), (v), (vi) or (vii), Section
               7.8 will be applicable to such Claim solely in respect of such matter.

          7.9 Subsequent Recoveries. Following Completion, if any amount is paid by Perstorp in discharge of all or part of any Claim and such amount (or part thereof) is subsequently recovered (whether by payment, discount, credit, set-off or otherwise) by the Purchaser or any Acquired Company from an unrelated third party in respect of the matter in relation to which the Claim was made, the Purchaser will, or will procure that the relevant Acquired Company will, to the full extent permitted by Law, forthwith repay to Perstorp (for the account of the Relevant Vendor) a sum corresponding to such amount recovered from the third party less all obligations, retrospective or other premium adjustments, costs and expenses (including without limitation attorney's and other fees and expenses) of such recovery and less the net tax cost to the Purchaser or the relevant Acquired Company of such recovery.

          7.10 Third-Party Claims; Exxon Claims. (a) Following Completion, if the Purchaser receives notice of any third-party claims against the Purchaser or any Acquired Company as to which the Purchaser intends to submit a request for indemnity hereunder, the Purchaser will procure that notice of that fact is given to Perstorp as soon as reasonably practicable after a Responsible C&A Executive has received actual knowledge of facts which a reasonable person (having knowledge of this Agreement) would believe reasonably likely to impose liability on Perstorp pursuant to the indemnification provisions of this Agreement (but any failure to notify in accordance with this Section will not relieve Perstorp of liability in respect of such Claim to the extent that Perstorp is not actually prejudiced thereby) and, as regards any such claim, will not compromise or settle any such claim without the consent of Perstorp (such consent not to be unreasonably withheld or delayed). Following Completion, the Purchaser will take or procure the taking of (subject to Perstorp paying all reasonable costs and out-of-pocket expenses and confirming without qualification its obligations fully to indemnify in respect of such Claim) all such actions as Perstorp may reasonably request to contest, or otherwise in connection with, the claim or liability and will make available to Perstorp all such information (other than information which is confidential, privileged, subject to the attorney's work-product doctrine or otherwise protected against disclosure, unless Perstorp and the Purchaser agree in writing to joint defense privilege protection or Perstorp otherwise agrees to maintain the confidentiality of such information in a manner reasonably sufficient to protect it against disclosure) and assistance as may reasonably be requested by Perstorp in respect of such claim or liability, all at Perstorp's sole cost and expense. If so required by Perstorp in writing, Perstorp will have the right if it wishes (and has confirmed without qualification its obligation fully to indemnify each Indemnified Purchaser Person hereunder) to control any relevant proceedings and the Purchaser will retain counsel and/or accountants chosen by Perstorp and reasonably satisfactory to the Purchaser to proceed on behalf of each Indemnified Purchaser Person (at the expense of Perstorp) in relation to any such Claim in accordance with the instructions of Perstorp and give to such counsel and/or accountants all and every assistance and information as they may require except as aforesaid. Perstorp will not be liable in respect of any Claim to the extent it is settled or compromised in breach of this Section 7.10, provided that Perstorp has confirmed without qualification its obligation fully to indemnify each Indemnified Purchaser Person and is actually prejudiced by such settlement or compromise.

          (b) The provisions of this Section 7.10(b) shall apply in relation to the Exxon Claims in substitution for those set out in Section 7.10(a).

               (i) Perstorp will have the right (at its sole expense) to full conduct of each Exxon Claim, in the name of the relevant Indemnified Purchaser Person, and will be entitled to compromise or agree to settle such Exxon Claim without the consent of such Indemnified Purchaser Person, provided the compromise or settlement imposes no obligation on, nor results in the waiver of any rights of, any Indemnified Purchaser Person and provided further that nothing herein will diminish or otherwise affect the rights of any Indemnified Purchaser Person to indemnity under Section 7.1(b) in respect of any Loss arising therefrom or any other Exxon Claim;

          (ii) the Purchaser will:

               (A) procure that Perstorp is notified of each new Exxon Claim as soon as reasonably practicable after any Responsible C&A Executive obtains actual knowledge thereof;

               (B) procure that Perstorp receives, as soon as reasonably
                  practicable, copies of all written communications and the substance of all material oral communications pertaining to each Exxon Claim (other than information which is confidential, privileged, subject to the attorney's work-product doctrine or otherwise protected against disclosure, unless Perstorp and the Purchaser agree in writing to joint defense privilege protection or Perstorp otherwise agrees to maintain the confidentiality of such information in a manner reasonably sufficient to protect it against disclosure);

               (C) procure that Perstorp is provided with all such assistance as
                   Perstorp may reasonably request in connection with the Exxon Claims including reasonable access to employees of any of the Acquired Companies having direct knowledge of the underlying facts relating thereto and copies of any documents or other information in their possession (other than information which is confidential, privileged, subject to the attorney's work-product doctrine or otherwise protected against disclosure, unless Perstorp and the Purchaser agree in writing to joint defense privilege protection or Perstorp otherwise agrees to maintain the confidentiality of such information in a manner reasonably sufficient to protect it against disclosure);

               (D) procure that no Indemnified Purchaser Person accepts,
                   settles, compromises or otherwise binds Perstorp in respect of any Exxon Claim without the prior written consent of Perstorp (to be given or withheld in its sole discretion); and

          (iii) the obligations of the Purchaser under (ii) above are subject to each Indemnified Purchaser Person being indemnified by Perstorp in respect of all Losses incurred by such Person in connection therewith and such obligation shall not apply to the extent any such Indemnified Purchaser Person is required to act otherwise by any Governmental Authority or court of competent jurisdiction or other tribunal. Breach of the obligations under Section 7.10(b)(ii) will not relieve Perstorp of any liability under this Agreement save to the extent that Perstorp is able to demonstrate that Perstorp is actually prejudiced thereby it being understood that the burden of proving the existence and extent (if any) of such prejudice shall be borne by Perstorp.

          7.11 No Double Recovery. The Indemnified Purchaser Persons will not be entitled to recover in respect of (a) any Claim more than once in respect of any matter to the extent that to do so would constitute double recovery or (b) any Retained Liability to the extent that the Purchase Price has been reduced thereby.

          7.12 Prior Writeoffs. In calculating the liability of Perstorp in respect of any Claim relating to the accounts receivable or inventory of any Acquired Company, applying the accounting policies, principles and practices adopted in relation to preparation of the Last Accounts (and ignoring the effect of any change in Law made after Completion), such Claim will be reduced to the extent that any account receivable or inventory specifically written off in the Completion Date Balance Sheet has been actually recovered (net of any related costs) prior to the payment of such Claim and not previously credited (pursuant to this sentence) against a Claim relating to the accounts receivable or inventory of any Acquired Company. For purposes of the preceding sentence, (a) recoveries of accounts receivable may not be credited against claims relating to inventories or recoveries of inventories credited against claims relating to accounts receivable, and (b) write-ups of accounts receivable or inventories shall not constitute actual recoveries of such assets.

          7.13 General Ten Year Limit. Perstorp and the Vendors will not be liable for any Claim with respect to a matter described in clauses
          (iv), (v), (vi) or (vii) of Section 7.1(b) unless an Indemnified Purchaser Person shall have given written notice of such Claim in reasonable detail, including such Indemnified Purchaser Person's estimate, to the extent reasonably practicable, of the amount thereof, on or before November 30, 2006.

          7.14 Specific Indemnity Basket. With respect to any Claims for indemnity under Section 7.1(b)(viii), other than Claims in respect of matters listed in Item 9 of Schedule 7.1(b), Perstorp and the Vendors will be liable for:

               (i) 50% of the first $1,000,000 of Losses to which such Claims relate; and

               (ii) 100% of all other Losses to which such Claims relate; it being understood that in no event will the aggregate exposure of all Indemnified Purchaser Persons with respect to Losses to which Claims for indemnification under Section 7.1(b)(viii) relate exceed $500,000 and that nothing herein affects the limitation on liability under Section 7.6.

          7.15 Specific Indemnity Time Limits. Perstorp and the Vendors will not be liable for any Claim under Section 7.1(b)(viii) unless an Indemnified Purchaser Person has given written notice of the Claim in reasonable detail, including such Indemnified Purchaser Person's estimate, to the extent reasonably practicable, of the amount thereof,
          (x) on or before February 28, 2010 in respect of any Claim under
          Section 7.1(b)(viii) in respect of such matter described in Item 1 of
          Schedule 7.1(b) and (y) on or before November 30, 2006 in respect of any other Claim under Section 7.1(b)(viii).

          7.16 Notification of Certain Claims. Purchaser will give written notice to Perstorp of any matter of which it becomes aware as to which it intends to make a Claim in respect of the Perpetual Warranties or any matter described in clauses (iv), (v), (vi), (vii) or (viii) of
          Section 7.1(b) as promptly as practicable after a Responsible C&A Executive has actual knowledge of facts which a reasonable person (having knowledge of this Agreement) would believe reasonably likely to impose liability on Perstorp pursuant to the indemnification provisions of this Agreement; provided, however, that (i) any failure so to notify Perstorp will not relieve Perstorp or any Vendor of any liability in respect of the matter except to the extent that Perstorp is actually prejudiced in obtaining any recovery with respect to such Claim from a third party, and (ii) that the burden of proving the existence and extent (if any) of such prejudice shall be borne by Perstorp.

          VENDORS' ACCESS TO INFORMATION

          8.1 Following Completion, the Purchaser will allow, and will cause the relevant Acquired Company to allow, Perstorp and its accountants and other professional advisers to investigate the matter or circumstances alleged to give rise to any Claim and whether and to what extent any amount is payable in respect of such Claim pursuant to the terms of this Agreement and, subject to their being paid all reasonable out-of-pocket costs and expenses, to have such copies as Perstorp may reasonably request of any documents or other information in the possession of the Purchaser or the relevant Acquired Company (other than documents and information which are confidential, privileged, subject to the attorney's work-product doctrine or otherwise protected against disclosure, unless the parties have agreed in writing to joint defense privilege protection, the terms of which the parties will negotiate in good faith or Perstorp otherwise agrees to maintain the confidentiality of such information in a manner reasonably sufficient to protect it against disclosure).

          8.2 Following Completion, as soon as reasonably practicable after making a Claim, the Purchaser will provide to Perstorp all material information in the possession or control of the Purchaser's Group which relates or may relate to the Claim (other than information which is confidential, privileged, subject to the attorney's work-product doctrine or otherwise protected against disclosure, unless the parties have agreed in writing to joint defense privilege protection or Perstorp otherwise agrees to maintain the confidentiality of such information in a manner reasonably sufficient to protect it against disclosure) and as soon as reasonably practicable thereafter will provide (a) any material information which subsequently comes into the possession or control of the Purchaser's Group which relates or may relate to the Claim (except as aforesaid), and (b) any material information in the possession or control of the Purchaser's Group which subsequently becomes relevant to the Claim (except as aforesaid).

          8.3 Following Completion, after making a Claim, the Purchaser will provide reasonable access to such employees of the Purchaser's Group as Perstorp may reasonably request to discuss the Claim until such Claim is withdrawn, settled or determined (Perstorp to pay or promptly reimburse the Purchaser for the actual out-of-pocket expenses incurred by any such employees in so doing).

          OTHER COVENANTS

          9.1 The provisions of Schedule 9.1 relating to the Pension Schemes and other pension arrangements will have effect on and from Completion.

          9.2 The provisions of Schedule 9.2 relating to the Tax Covenant will have effect on and from Completion.

          9.3 The provisions of Schedule 9.3 relating to Insurances will have effect on and from Completion.

          9.4 Effective as of Completion, (a) except as set forth in clause (b) below and in the agreements specified in Section 3.2(f), Perstorp will procure that all existing agreements, arrangements and understandings between members of the Vendor Group and any of the Acquired Companies will terminate, and (b) for a period of twelve months after Completion, each member of the Vendor Group and each Acquired Company will continue the supply arrangements described in Appendix 28 to the Disclosure Letter (including the executory Contracts listed thereon) on the same financial terms (without pass through of any manufacturing or raw material cost increases except to the extent such cost increases are traditionally passed through in accordance with standard industry practice (which exception shall not apply to the change in materials required to be made by Perstorp Germany to remedy the problem with front floor mats disclosed in paragraph 24 of the Disclosure Letter)) as are in effect at Completion (i) so long as the products and/or services supplied pursuant to such arrangements satisfy all relevant customer quality standards and other requirements and
                                       32

          (ii) provided that all such terms are consistent in all material respects with the Warranty set forth in Paragraph 28 of the Warranties (provided, however, that the financial terms will only be deemed to be changed in a material respect for the purposes hereof if they have been changed in a manner adverse to the relevant Acquired Company since September 1, 1995) and the parties will take all reasonable steps to provide that such supply arrangements are formalized as soon as practicable after Completion on non-financial terms and conditions mutually acceptable to the parties, (c) C&A will procure that each relevant Acquired Company, and Perstorp will procure that each Relevant Vendor, will, commencing as promptly as reasonably practicable after completion, negotiate in respect of the possible extension of the supply arrangements between Perstorp Germany and Components Spain on mutually acceptable commercially reasonable terms beyond the 12-month period referred to above (provided, however, that no party will have any liability to any other Person in the event that such agreements are not so extended, regardless of the reason therefor); subject to the foregoing, it is the intent of the parties to adopt the existing terms if such terms are commercially reasonable and to continue the term thereof for the remainder of the existing program, assuming satisfactory performance, and (d) each member of the Vendor Group will be deemed without further action to have waived all claims, rights and causes of action whatsoever against all directors, officers, employees and agents of any of the Acquired Companies in respect of any act or failure to act prior to Completion, including without limitation any misrepresentation, inaccuracy or omission in or from any information or advice supplied by such persons or other action taken or omitted to be taken in connection with this Agreement or the preparation of the Disclosure Letter, provided that nothing in this Section 9.4(c) will exclude, or constitute a waiver of any liability for, (i) embezzlement or theft of assets, (ii) collusion by any such person with the Purchaser to defraud Perstorp or any of the Acquired Companies in connection with this Agreement or the transactions contemplated by this Agreement, or (iii) any rights of any Acquired Company against any such Person. Notwithstanding any other provision hereof, any such person will not be an Indemnified Purchaser Person for purposes of Section 7.1(b) in respect of any matter described in clauses (c)(i) and (ii) of the immediately preceding sentence (but nothing in this sentence will limit the rights of any other Indemnified Purchaser Person). Nothing herein will affect the claim of Components Spain referred to in Paragraph 15(a) of the Disclosure Letter.

          9.5 Perstorp consents to the hiring of Johann Vinberg and Lars Leijon by the Purchaser or any Affiliate thereof, including without limitation, Collins & Aikman Europe Limited.

          9.6 Perstorp, on behalf of itself and each other member of the Vendor Group, hereby agrees that any restriction in favor of Perstorp or such other member of the Vendor Group prohibiting or restricting any third party from supplying any inventory, supplies, service or other Property or right (including without limitation intellectual property rights) used in the Business post-Completion, including without limitation the restriction applicable to any third party with respect to the manufacture or sale of products (or components thereof) using ESM Technology, is hereby irrevocably waived as to Purchaser and its Affiliates, including without limitation the Acquired Companies.

          9.7 In the event that any item that would constitute Intellectual Property Rights, as that term is defined in the Intellectual Property Agreement, is owned, or the right to use thereof is held, by Perstorp or any other member of the Vendor Group other than Perstorp Germany, Perstorp will, or will cause such other member of the Vendor Group to, take such action as Purchaser may request in order to vest in each C&A Company (as that term is defined in the Intellectual Property Agreement) such rights, if any, in respect of such Intellectual Property Rights as the C&A Companies would have had had Perstorp or such other member of the Vendor Group been a party to the Intellectual Property Agreement from the date thereof and such item constituted Intellectual Property Rights thereunder provided that each C&A Company agrees to be bound by such conditions in relation to such rights as would have applied in such circumstances.

          ENTIRE AGREEMENT

          10. This Agreement and the documents referred to herein set out the entire agreement and understanding among the parties in respect of the issuance, sale and purchase of the Shares. No party has entered into this Agreement in reliance upon any representation, warranty or undertaking of any other party which is not expressly set out in this Agreement or any other document referred to herein. Notwithstanding the foregoing, nothing in this Agreement will exclude any liability for fraudulent misrepresentation.

          VARIATION AND ASSIGNMENT

          11.1 No variation of this Agreement (or of any of the documents referred to herein) will be valid unless it is in writing and signed by or on behalf of each of the parties hereto. The expression "variation" will include any amendment, variation, supplement, deletion or replacement however effected. In the event of any conflict between the provisions of this Agreement and any of the provisions of the Local Transfer Agreements, the provisions of this Agreement will be controlling (and, in particular, the parties acknowledge that no party to any Local Transfer Agreement will have any claim against the other party other than under the terms of this Agreement). The capitalized terms Net Assets and Retained Liabilities when used in the Local Transfer Agreements will have the same meaning as in this Agreement, but with reference to the particular Acquired Company.

          11.2 No party may assign or delegate all or any of its rights or obligations hereunder without the prior written consent of the other party, except that as contemplated by Section 2.3 the Purchaser may assign or delegate any of its rights or obligations hereunder to any wholly owned (except for directors' qualifying shares) Subsidiary of the Purchaser; provided, however, that no such delegation will relieve the Purchaser of any of its obligations hereunder to Perstorp.

          ANNOUNCEMENTS

          12. The initial press releases announcing this Agreement will be in substantially such forms as each of the parties previously furnished to the other.

          COSTS

          13. Each of the parties hereto will pay its own Costs incurred in connection with the negotiation, preparation and, subject to Sections
          7.1 and 7.2, implementation of this Agreement. The Purchaser will pay all stamp duty and stamp duty reserve tax (if any) and other tax on the transfer of any Shares except that Perstorp will pay, or cause the Relevant Vendor to pay, all amounts due in respect of the Michigan Single Business Tax. This Section 13 will not affect any Warranties regarding Taxes or the Tax Covenant.

          INVALIDITY

          14. If any provision of this Agreement is held to be invalid or unenforceable, then such provision will (so far as it is invalid or unenforceable) be given no effect and will be deemed not to be included in this Agreement but without invalidating any of the remaining provisions of this Agreement. The parties will then use all reasonable endeavors to replace the invalid or unenforceable provisions by a valid provision the effect of which is as close as possible to the intended effect of the invalid or unenforceable provision.

          COUNTERPARTS

          15. This Agreement may be entered into in any number of counterparts and by the parties to it on separate counterparts, each of which, when executed and delivered, will be an original, but all the counterparts will together constitute one and the same instrument.

          REGISTRATION

          16. No provision of this Agreement (or of any agreement or arrangement of which this Agreement forms part) which is subject to registration under the provisions of any legislation in any jurisdiction will take effect until particulars of this Agreement (or such other agreement or arrangement) have been registered in accordance with the terms of such legislation.

          NOTICES

          17.1 Any notice or other communication required or permitted to be given under this Agreement will be in writing and signed by or on behalf of the party giving it and may be served by hand delivery, delivery by a recognized multinational courier service such as UPS, DHL or Federal Express or transmission by facsimile to the address and for the attention of the relevant party set out in Section 17.2 (or as otherwise notified from time to time hereunder). Any notice so delivered will be deemed to have been received:

          (a) in the case of fax, 12 hours after the time of dispatch; and

          (b) in the case of hand delivery or delivery by courier service, upon such delivery.

          17.2 The addresses of the parties for the purpose of Section 17.1 are as follows:

          Perstorp:

          Name:                         Perstorp AB

          Address:                      S-284 80
                                        Perstorp, Sweden

          For the attention of:      Mr. Mats Tuner

          Fax:                          0046 43 53 88 13

          With copies to:               1.   Mannheimer Swartling
                                             Box 1384
                                             S-251 13 Helsingborg
                                             Sweden

          For the attention of:      Ragnar Lindqvist

          Fax:                          0046 42 18 42 71

                                         2.   Freshfields
                                              65 Fleet Street
                                              London EC4Y 1HS

          For the attention of:         Jonathan Rees

          Fax:                          011 44 171 832 7001

          Purchaser:

          Name:                         Collins & Aikman Products Co.

          Address:                      701 McCullough Drive
                                        Charlotte, North Carolina 28262

          For the attention of:      Mr. J. Michael Stepp

          Fax:                          (704) 548-2330

          With copies to:               Collins & Aikman Products Co.

          Address:                      210 Madison Avenue, 6th Floor
                                        New York, New York 10016

          For the attention of:      Elizabeth R. Philipp, Esq.

          Fax:                          (212) 578-1269

          And to:                       Jones, Day, Reavis & Pogue

          Address:                      599 Lexington Avenue
                                        New York, New York 10022

          For the attention of:      Robert A. Profusek, Esq.

          Fax:                          (212) 755-7306

          17.3 In proving such notice, it will be sufficient to prove that the envelope containing such notice was properly addressed and delivered to the address shown thereon or that the facsimile transmission was made; provided, however, that, in the case of facsimile transmission, hand delivery or delivery by a recognized multinational courier service such as UPS, DHL or Federal Express is made on the parties hereto (but not the lawyers contemplated to receive copies) within five Business Days thereof.

          GOVERNING LAW AND JURISDICTION

          18.1 This Agreement will be governed by and construed in accordance with the laws of England, without giving effect to the principles of conflict of laws thereof.

          18.2 Except as specifically provided in Sections 3.4, all disputes arising in connection with the Agreement will be finally and exclusively settled under the Rules of Arbitration of the International Chamber of Commerce, by three Arbitrators appointed in accordance with those Rules. The place of arbitration will be in London, England. The language of the arbitration will be English.

          FURTHER ASSURANCE

          19.1 Perstorp and the Purchaser will each do, or procure to be done, all such further acts and things and execute, and procure the execution of, all such documents as may from time to time reasonably be required, whether on or after Completion, for the purpose of giving effect to the provisions of this Agreement and each hereto agrees to use reasonable efforts to take, or cause to be taken, to do, or cause to be done, all things necessary, proper or advisable to consummate the transaction contemplated hereby, including obtaining all necessary waivers, consents and approvals.

          19.2 At any time following Completion, either Perstorp or the Purchaser may require the other as promptly as practicable to cause each Vendor and Perstorp Germany or each buyer listed as such on
          Schedule 2.1, as applicable, to execute and deliver to the requiring party a legally binding undertaking satisfactory to the requiring party, in its reasonable judgment, to perform all of its obligations under this Agreement as if it were a party hereto as of Completion, provided, however, that any such undertaking will terminate as to any Vendor, Perstorp Germany, or any such buyer at such time as such company is no longer a Subsidiary of Perstorp or the Purchaser, as the case may be; provided further, however, that no such undertaking or termination thereof will in any way diminish or limit any liability or obligation of Perstorp or the Purchaser hereunder.

          PARENT COMPANY GUARANTEES

          20.1 Perstorp guarantees the performance by each Vendor of all its obligations under or pursuant to this Agreement (including any documents of transfer or otherwise entered into pursuant to the terms of this Agreement).

          20.2 The Purchaser guarantees the performance by each buyer listed as such on Schedule 2.1 of all its respective obligations under or pursuant to this Agreement (including any documents of transfer or otherwise entered into pursuant to the terms of this Agreement).

          20.3 The liability of Perstorp and the Purchaser under their respective guarantees under Sections 20.1 and 20.2 respectively shall not be discharged or impaired by any amendment to or variation of this Agreement, any release of or granting of time or other indulgence to the Vendor or any third party or any other act, event or omission which but for this Section would operate to impair or discharge the liability of Perstorp or the Purchaser under their respective guarantees.

          AS WITNESS this Agreement has been signed on behalf of the parties the day and year first before written.

                                        PERSTORP AB

                                        By: /s/ Mats Tuner
                                            --------------------------------
                                         Name:
                                               -----------------------------
                                         Title:
                                                ----------------------------

                                        in the presence of:

                                        Witness Signature:
                                                           -----------------
                                        Full Name:
                                                   -------------------------
                                        Address:
                                                 ---------------------------


                                        Occupation:
                                                    ------------------------




                                        COLLINS & AIKMAN PRODUCTS CO.
                                        By: /s/ J. Michael Stepp
                                            --------------------------------
                                          Name:
                                                -----------------------------
                                          Title:
                                                 ----------------------------

                                         in the presence of:

                                         Witness Signature:
                                                           -----------------
                                         Full Name:
                                                    -------------------------
                                         Address:
                                                  ---------------------------


                                         Occupation:
                                                     ------------------------

                                  SCHEDULE 6.1

                                 The Warranties

          Accounts

          1. (a) Attached to the Disclosure Letter as Appendix 1 are the Accounts and a reconciliation of Local GAAP to be used in preparing the Accounts to GAAP used in preparing the Combined Accounts (where applicable), and showing all matters referred to in Appendix 1 to the Disclosure Letter. The Accounts have been prepared in accordance with GAAP or, where indicated, Local GAAP, consistently applied throughout the periods indicated, except as otherwise noted therein, and present fairly, in all material respects, the financial position of the Acquired Companies and the Business, at the dates indicated and the results of operations of the Acquired Companies and the Business for the periods stated therein. The Accounts as of and for the fiscal years ending August 31, 1994 and August 31, 1995 (other than the supplemental consolidating information and the Accounts of Components Plymouth and Components Springfield described as unaudited therein) have been audited by the independent accountants whose reports are included in Schedule 6.1.1. The results of Components Plymouth and Components Springfield have been included in the audited financial statements of Perstorp North America for such fiscal years, and the auditors have rendered an unqualified opinion thereon. The Accounts as of and for the eight months ended the Last Accounts Date include statements approving their use and confirming that the accounting principles followed were the same as for the audited Combined Accounts and Accounts. The Combined Accounts include a schedule setting forth exchange rates used for translating all non-U.S. Dollar denominated accounts.

          (b) There are no liabilities, fixed or contingent, relating to, resulting from or arising out of the Business except for (i) liabilities reflected in, or for which reserves are reflected in, the balance sheet included within the Combined Accounts as of the Last Accounts Date (which reserves are adequate under GAAP or, as applied to Accounts of a particular Acquired Company, Local GAAP, if applicable), (ii) liabilities incurred in the ordinary course of business of the Business since the Last Accounts Date, none of which, individually or in the aggregate, is material in amount or to the continued conduct of the Business as presently conducted, and all of which will be discharged prior to Completion or reflected in the Completion Date Balance Sheet, and (iii) Retained Liabilities listed on Schedule 2.1.

          (c) Set forth in the independent accountants' reports included in
          Schedule 6.1.1 and, in respect of the Accounts of Components Plymouth and Components Springfield, in Appendix 1 to the Disclosure Letter, is a description of the accounting policies, procedures and practices with respect to reserves relating to inventory and receivables which were used in the preparation of the Accounts, and such reserves are adequate under GAAP or, as applied to Accounts of a particular Acquired Company, Local GAAP, if applicable.

          (d) The Combined Accounts have been accurately extracted from the Accounts.

          (e) Set forth in Appendix 1 to the Disclosure Letter is a list as of the Last Accounts Date of (i) all intercompany obligations not constituting normal trade payables incurred in the ordinary course of business which are owing from Perstorp or any Affiliate of Perstorp to an Acquired Company, or owing from an Acquired Company to Perstorp or any Affiliate of Perstorp and, separately, (ii) all intercompany obligations constituting normal trade payables incurred in the ordinary course of business which are owing from Perstorp or any Affiliate of Perstorp to an Acquired Company, or owing from an Acquired Company to Perstorp or any Affiliate of Perstorp.

          Books and Records

          2. The books and records of the Acquired Companies are up to date and in all material respects accurately reflect, in accordance with Local GAAP, their assets and liabilities and material transactions entered into by them. There are no additional sets of books, duplicate sets, "second sets" or other documents or records of the Acquired Companies kept by or for the Acquired Companies which purport to show the financial condition of the Business. The stock records and stock ledgers of each of the Acquired Companies are complete and up to date and all books and records of the proceedings of the stockholders, directors and committees of each of the Acquired Companies reflect all material proceedings to date of the respective stockholders, directors and committees thereof.

          Position since Last Accounts Date

          3. Since the Last Accounts Date, (a) the Business has been conducted only in the ordinary course thereof, consistent with past practice, and (b) there has been no Material Adverse Effect, nor to the best knowledge of Perstorp have any events occurred, nor to the best knowledge of Perstorp do there exist any circumstances, which might reasonably be expected to result, either before or after Completion, in any such Material Adverse Effect. Between the Last Accounts Date and the date of this Agreement, there has not occurred any material deterioration in any Acquired Company's relations with Employees, Former Employees, unions, suppliers, customers, joint venture partners or licensors of Intellectual Property. Since the Last Accounts Date, no Acquired Company has taken any action:

          (a) to declare, pay or make any dividend or other distribution (whether in cash or otherwise);

          (b) except as expressly contemplated by this Agreement, to allot, issue, purchase or redeem, or agree to allot, issue, purchase or redeem, any share capital or capital stock, any option, right or warrant relating to share capital or capital stock or any loan capital;

          (c) to increase or agree to increase the remuneration, fees or compensation payable to any of its directors, officers, employees or agents (except for increases to non-executive personnel in the ordinary course of business or non- discretionary increases pursuant to Contracts listed on Appendix 6 to the Disclosure Letter) or enter into any employment Contract with respect to the performance of personal services (other than the Acquired

               Companies' standard terms of employment) which is not terminable at will without any Acquired Company incurring any liability as a result of such Contract or termination;

          (d) to create or suffer to exist any Security Interest on any assets other than Permitted Security Interests;

          (e) to transfer, license or otherwise dispose of any Assets, or agree to Transfer, license or otherwise dispose of any Assets, except for sales of inventory and dispositions of obsolete equipment, in each case, in the ordinary course of business;

          (f) to make (or agree to make) any payment other than routine payments in the ordinary and usual course of trading; or

          (g) to enter into any foreign exchange or interest rate contracts or other speculative instruments, other than in the ordinary course of business consistent with past practice.

          The Shares

4.

          (a) The Shares represent all of the issued and outstanding shares of capital stock or share capital of the Acquired Companies. The Shares are duly authorized, validly issued and outstanding, fully paid or credited as fully paid and nonassessable and are owned beneficially and of record by the Relevant Vendor free and clear of any and all Security Interests, shareholder agreements, voting trusts or other rights of any third party in respect thereof.

          (b) There are no outstanding subscriptions, options, warrants, calls, rights, agreements or commitments relating to the issuance, sale, purchase or redemption of any Shares. None of the Shares has been issued in violation of, or is subject to, any preemptive rights or other Contract except for this Agreement, and there are no outstanding convertible or exchangeable securities, calls or options relating to any Shares or that may require any Acquired Company to issue to any person or entity any shares of its capital stock. There are no voting trust agreements or other Contracts restricting the voting, dividend rights or disposition of any Shares.

          (c) Immediately prior to Completion, each Relevant Vendor will own the Shares free and clear of all Security Interests, or other rights in or to any Shares, and will transfer their entire right, title and interest in and to the Shares to Purchaser.

          (d) None of the Acquired Companies, directly or indirectly, owns (beneficially or of record) any stock or other ownership interests in, or controls, any other legal entity.

          The  Acquired Companies' Assets

          5. Prior to the date hereof, Perstorp has made available to the Purchaser copies of the most recent asset registers of the Acquired Companies prepared in the ordinary course of business. Except as listed or described in Appendix 5 to the Disclosure Letter, the Assets include all the tangible and intangible personal property owned or used by the Acquired Companies in the conduct of the Business as presently conducted, and the Acquired Companies have, and immediately after Completion will have, a contractual right or title to the Assets constituting tangible and intangible personal property free and clear of all Security Interests or other rights in and to such Assets, other than (a) Security Interests that are listed or described on Appendix 5 to the Disclosure Letter, (b) mechanics', carriers', workmen's, repairmen's or other like Security Interests arising by operation of Law, incurred in the ordinary course of business and reflected in the Completion Date Balance Sheet, (c) Security Interests for taxes, assessments and other governmental charges (1) which are not due and payable or which may thereafter be paid without penalty or (2) which are being contested in good faith and are reflected in the Last Accounts, (d) Security Interests arising under worker's compensation, unemployment insurance and similar laws, and (e) other minor imperfections of title or encumbrances, if any, which (i) do not in any material respect affect the marketability or value of the property subject thereto and (ii) in all events do not impair the use of the property subject thereto in the Business as presently conducted. (The items referred to in clauses (a) through (e) of the immediately preceding sentence are herein referred to as "Permitted Security Interests".) Except as set forth on Appendix 5 to the Disclosure Letter, the Assets constituting tangible personal property used by the Acquired Companies in the conduct of the Business as presently conducted are, in all material respects having regard to their age and usage, in good condition, normal wear and tear excepted, are regularly maintained in good order, are capable of being used for their intended purpose for the duration of their expected life, and are adequate to satisfy all customer quality standards in all material respects and comply with all safety requirements imposed under applicable Law in all material respects.

          Contractual Matters

          6.1 Except as listed or described in Appendix 6 to the Disclosure Letter, no Acquired Company is a party or bound to any Contract that is of a type described below:

          (a) any purchase or supply Contract under which any Acquired Company has an obligation exceeding $50,000 or any sales Contract which will, by virtue of the acquisition of the Shares by the Purchaser, result in such third party being relieved of any obligation or becoming entitled to exercise any right of termination or any right of payment, pre- emption or other option thereunder (whether with or without notice);

          (b) any Contract which requires or may require, or confers any right to require, the issue of any share capital or shares of its capital stock now or at any time in the future;

          (c) any guarantee, indemnity or suretyship by it in respect of the obligations of any third party (including Perstorp and Affiliates of Perstorp), except for guarantees of obligations of Employees listed on Appendix 6 to the Disclosure Letter;

          (d) any employment, severance, consulting or other Contract with an Employee or Former Employee whose annual remuneration exceeds $100,000;

          (e) any Contract with any Employee or Former Employee providing for any bonus, stock option, stock ownership, stock purchase, stock appreciation right or similar benefit;

          (f) any Contract for the installment or other deferred purchase or sale of any real or personal property which requires aggregate future payments in excess of $50,000;

          (g)  any collective bargaining Contract with any labor union;

          (h) any Contract for capital expenditures or the acquisition or construction of fixed assets which requires aggregate future payments thereunder in excess of $50,000;

          (i) any Contract relating to cleanup, abatement, investigation, monitoring or other actions in connection with liabilities, actions or procedures under Environmental Laws;

          (j) any Contract granting to any person a first-refusal, first- offer or similar preferential right to purchase or acquire any material Asset other than inventory having an aggregate value of less than $50,000;

          (k) any license or royalty Contract or other Contract with respect to Intellectual Property, other than licenses granted or received in the ordinary course of business, which pursuant to the terms thereof requires future payments to or by any Acquired Company;

          (l) any indenture, mortgage, loan or credit Contract under which it has borrowed any money or issued any note, bond, indenture or other evidence of indebtedness for borrowed money, guaranteed indebtedness for money borrowed by others which has not been repaid on or prior to the date hereof, granted or agreed to grant any Security Interest other than a Permitted Security Interest on any of its assets which has not been paid or otherwise discharged on or prior to the date hereof or incurred, primarily or secondarily, actually or contingently, any liability or obligation in respect of any item that would constitute indebtedness of the relevant person on a balance sheet of such person prepared in accordance with GAAP;

          (m) any Contract with any manufacturer's representative or other sales agent or relating to distribution or commission arrangements which is not terminable without cost on 90 calendar days' or less notice;

          (n) any Contract under which it is (i) a lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third party or (ii) a lessor of, or makes available for use by any third party, any tangible personal property owned by it, in any such case which requires aggregate annual payments in excess of $50,000;

          (o) any other Contract which involves aggregate future payment by or to it in excess of $50,000 other than a purchase or sales order or other Contract entered into in the ordinary course of the conduct of the Business;

          (p) any Contract with respect to a joint venture or partnership arrangement;

          (q) any Contract granting a power of attorney, agency or proxy other than such of the foregoing granted pursuant to standard forms executed by any Acquired Company in the ordinary course of the conduct of the Business;

          (r) any Contract with respect to letters of credit, surety or other bonds or pursuant to which any of its assets or properties are or are to be subjected to a Security Interest other than a Permitted Security Interest;

          (s) any confidentiality Contract or Contract limiting or restricting the ability of any of the Acquired Companies to enter into or engage in any market or line of business in or related to the Business;

          (t) any retroactive or retrospective premium adjustment or similar Contract pursuant to which it could (whether or not subject to contingencies) be required to make payments with respect to or as a result of losses, costs or expenses paid or incurred by another Person providing insurance coverage;

          (u)  any Contract to which (i) such Acquired Company and
               (ii) Perstorp or any Affiliate of Perstorp are parties;

          (v) any Contract regarding the filing of Tax returns or relating in whole or in part to the sharing of Tax benefits or liabilities (including Tax indemnities);

          (w) any Contract under which any of the Acquired Companies is a lessee of real property or a lessor of real property; or

          (x) any other Contract that (i) is reasonably likely to result in a Material Adverse Effect or (ii) is outside the ordinary course of business of the Acquired Companies, consistent with past practice, and is otherwise material to the conduct of the Business, the operation or use of the Assets by the Business or the financial position or results of operations of the Acquired Companies, taken as a whole.

          7.

          (a) Except as set forth in Appendix 6 to the Disclosure Letter, each Contract listed or described or required to be listed or described in Appendix 6 to the Disclosure Letter is a valid and binding obligation of the Acquired Company party thereto, is in full force and effect and, insofar as Perstorp or any of the Acquired Companies or Vendors is aware, is a valid and binding obligation of the party or parties thereto other than the Acquired Company party thereto. Perstorp has made available to the Purchaser copies of each Contract listed in Appendix 6 to the Disclosure Letter, and no Contract so listed or required to be listed has been terminated, amended or otherwise varied since such copies were so made available.

          (b) No Acquired Company has received notification of any claim for breach of contract in respect of any Contract listed or required to be listed in Appendix 6 to the Disclosure Letter, each Acquired Company has performed all material obligations required to be performed by it through the date hereof under each Contract to which it is a party and is not (with or without the lapse of time or the giving of notice or both) in breach or default in any material respect thereunder, and insofar as Perstorp is aware no event has occurred resulting in a right of acceleration, termination or similar right, and no litigation or similar proceedings have been instituted, in relation to any such Contract.

          Debts

          8. Except for borrowings or loans to third parties disclosed in the Last Accounts and apart from any intra-company borrowings to be terminated pursuant to the Agreement, the Acquired Companies have no outstanding loans to third parties which have arisen otherwise than in the normal course of its business or liabilities for borrowed money. No Acquired Company has any (i) liability or obligation of any nature or kind (absolute, accrued, contingent or otherwise) that may have a Material Adverse Effect on the use or operation of the Business after Completion or (ii) any indebtedness for borrowed money or any Retained Liability of any kind that is not shown or that are in excess of amounts shown in the balance sheet included in the Last Accounts.

          Good Standing

          9. Each of the Acquired Companies (i) is duly organized, validly existing and, to the extent such concept exists, in good standing under the laws of the jurisdiction specified in relation to it in Appendix 9 to the Disclosure Letter, and (ii) has full corporate power and authority to own, lease or otherwise hold the Assets relating to the Business owned, leased or otherwise held by it and to carry on its respective business as it is now being or proposed to be conducted. Each Acquired Company is duly qualified to conduct business as a foreign corporation, to the extent such concept exists, in the jurisdictions listed with respect to such Acquired Company in Appendix 9 to the Disclosure Letter, which are the only jurisdictions in which its ownership or lease of property or conduct of the Business makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not, individually and when considered with any other such failure, constitute a Material Adverse Effect. Perstorp has provided to the Purchaser complete and correct copies of the certificate of incorporation or by-laws (or similar constituent instruments) of each Acquired Company as in effect immediately prior to Completion.

          Directors and Employees

          10.

          (a) Perstorp has made available to the Purchaser a list of all the Employees whose annual salary exceeds $100,000 or who have a fixed term of service of one year or longer than one year, together with details of their remuneration, and a copy of each Acquired Company's employee handbook and standard form letter of employment, if any, and conditions of employment. Such documents have not been terminated or varied since such copies were made available. Perstorp has also made available a list and details of the remuneration of the members of the board of directors and officers of each Acquired Company.

          (b) Appendix 10 to the Disclosure Letter sets forth a list of all country club memberships, cars and other perquisites made available to Employees.

          (c) The Acquired Companies, in relation to each of their respective Employees and so far as relevant to each of their Former Employees, have complied in all material respects with their Contracts of employment, any relevant collective bargaining Contracts or codes of conduct, all relevant Laws relating to their conditions of service or to the relations between them (or their recognized trade union or other representatives) and their respective employees.

          (d) Except as set forth in Appendix 10 to the Disclosure Letter, the terms of employment of all Employees are such that their employment may be terminated by not more than four weeks' notice (or such longer periods as may be required by law) given at any time without liability for any payment including by way of compensation or damages (except for unfair dismissal or a statutory redundancy payment).

          (e) The Acquired Companies have not made, announced or proposed any changes to the emoluments or benefits of or any bonus to any Employee and are under no obligation to make any such changes with or without retrospective operation.

          (f) The Acquired Companies have not within the three-year period preceding the date hereof acquired or entered into any Contract which involved or may involve it acquiring any undertaking or part of one such that the Transfer of Undertakings (Protection of Employment) Regulations 1981 (the "Regulations") applied or may apply thereto.

          (g) The Acquired Companies have maintained adequate and suitable records regarding the service of their Employees.

          (h) There are no amounts owing or agreed to be loaned or advanced by any Acquired Company to any Employee.

          (i) As of September 30, 1996 no Employee had given or received notice to terminate his or her employment.

          (j) As of September 30, 1996 there were no Employees who were on secondment, maternity leave or absent on grounds of disability or other leave of absence.

          (k) The salaries and wages and other benefits of all Employees have been paid or discharged in full in respect of the period up to Completion.

          (l) There are no unfair labor practice complaints, discrimination charges or other employment related claims (other than routine claims for benefits under employee benefit plans) pending before any Governmental Authority or, to the knowledge of Perstorp, any member of the Vendor Group or the Acquired Companies threatened against any of the Acquired Companies which, alone or with any series of related or similar matters, seeks damages in any amount in excess of $50,000, and there are no existing, and, so far as Perstorp is aware, have been no past, patterns or practices of discrimination upon which any such complaints, charges or claims could be successfully asserted.

          Employee Benefits

          11.1 The Pension Schemes are the only arrangements, whether established under trust or by Contract or applicable Laws or Acquired Company policy, custom or practice, under which any Acquired Company is or may become liable to pay, contribute to or provide retirement, severance, deferred compensation, death, disability, life insurance, medical benefits, or benefits in respect of past service in respect of any of its past or present officers, Employees or Former Employees and no Acquired Company has participated in any such arrangements at any time other than the Pension Schemes or arrangement which have been fully wound up. There is no proposal to establish any other arrangements to provide such benefits in respect of such individuals. No contributions to, or other payments in respect of, any Pension Scheme in relation to any Employee or Former Employee of any Acquired Company has become due and remains outstanding. No Employee or Former Employee has any right to any payment or other benefit, whether under any Law, Contract or Pension Scheme, or by reason of the Completion or any other transaction contemplated by the Agreement.

          11.2 Full details of the Pension Schemes have been supplied to the Purchaser or its legal advisers and (without limitation to the foregoing) complete up to date and accurate copies of the following are annexed as Appendix 11 to the Disclosure Letter:

          (a) all trusts, deeds, rules and other documents which have at any time governed each Pension Scheme (including any which have now been superseded or consolidated);

          (b) any announcements to members of the Pension Schemes which are not yet the subject of formal amendment to the documentation of the Pension Schemes (including any individual or group announcements made to or in respect of any Employee or Former Employee or past or present officer of any Acquired Company);

          (c) the current explanatory booklets and other explanatory literature issued to Persons who are (or are entitled to become) members of the Pension Schemes;

          (d) the name and address of the actuary to each of the Pension Schemes which is a funded scheme (by way of assets (including insurance policies or contracts being held for the purposes of the provision of benefits under the scheme)) ("Funded Scheme") and the actuary's reports on the last two actuarial valuations of each of the Pension Schemes, together with the accounts and so far as reasonably available accountants' reports dealing with accounting provisions for the provision of benefits under any Pension Scheme for the last two complete financial years;

          (e) the audited accounts of each of the Pension Schemes (including the auditors' report) for the last two scheme years and any draft scheme accounts for the current scheme year received by any Acquired Company or trustees or any principal employer of each of the Pension Schemes for such of the Pension Schemes as are required by applicable Laws to prepare audited accounts;

          (f) a list of each Pension Scheme's active members, pensioners, deferred pensioners and all other persons with an interest in each Pension Scheme with full particulars of them relevant to their membership therein or interest in any Pension Scheme and necessary to establish their entitlements to benefits, including full particulars of any benefit augmentations granted to them under the Pension Schemes;

          (g) the identity of any employers participating in each Pension Scheme and full particulars of the terms of the participation including copies of all deeds of adherence and deeds of participation;

          (h) a statement of the basis on which the participating companies and the members of any Pension Scheme contribute thereto, and make payments in respect of the expenses of administration, management and trusteeship thereof and the rate and amount of such contributions and payments made in the three years prior to the date of this Agreement, and of the period for which the rate and amount of such contributions have remained at their present level;

          (i) details of any discretionary benefits provided under, and discretionary arrangements relating to, the Pension Schemes, including any discretionary increases of deferred pensions or pensions in payment;

          (j) any regulatory or fiscal certificates, authorities, registrations, filings or approvals in relation to any Pension Scheme given by any regulatory or fiscal authority or body and the latest confirmation such certificate authority or approval is not affected or withdrawn or invalidated, and any undertakings and indemnities given to any regulatory or fiscal authority or body in relation to any Pension Scheme;

          (k) full particulars of the assets of each of the Pension Schemes which are Funded Schemes where the whole of the Funded Scheme will transfer to the Purchaser or remain with the relevant Acquired Company;

          (l) each Contract of current effect with any Person providing services of any nature in connection with any of the Pension Schemes, including without limitation investment management or advisory services, administration and data processing services;

          (m) each contract of insurance and any managed fund or other investment contract with any insurance company relating to any Pension Scheme which is of current effect and full particulars of the premiums or other contributions payable under those contracts.

          11.3 Appendix 11 to the Disclosure Letter accurately lists all Pension Schemes applicable to Employees or Former Employees. Except as set forth in Appendix 11 to the Disclosure Letter, each Pension Scheme covering any United States Employees or Former Employees of Components North America, Components Plymouth or Components Springfield (a "U.S. Pension Scheme") complies and has been operated and administered in all material respects in accordance with the Employment Retirement Income Security Act of 1974, as amended ("ERISA"), to the extent that ERISA is applicable, and all other applicable Laws, and no "reportable event", "prohibited transaction" (as such terms are defined in ERISA and the United States Internal Revenue Code (the "Code"), as applicable) or termination has occurred with respect to any U.S. Pension Scheme. No amendment has been made reducing the rate of future benefit accruals under any plan subject to Section 204(h) of ERISA, except after all notices required by that provision have been given. The Pension Schemes covering solely Employees and former Employees of Components Canada are exempt from coverage under ERISA pursuant to
          Section 4(b)(4) of ERISA. Except as set forth on Appendix 11 to the Disclosure Letter, neither any Employee or Former Employee of Components North America, Components Plymouth, Components Springfield or Components Canada nor any beneficiary or dependent of any such Employee or Former Employee is or may become entitled to post-employment benefits of any kind by reason of their employment with any Acquired Company including without limitation death or medical benefits (whether or not insured), other than (i) coverage mandated by section 4980B of the Code or (ii) deferred compensation fully accrued as a Liability on the Completion Date Balance Sheet. No Employee or Former Employee of Components North America, Components Plymouth, Components Springfield or Components Canada will have rights to any severance payment or any other benefits by reason of the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.

          11.4 No Acquired Company has made or proposed any voluntary or ex gratia payments to any person in respect of any benefit (as described in Paragraph 11.1 above).

          11.5 No undertaking or assurance (whether legally binding or not) has been given by any Acquired Company to any person as to the continuance, introduction, increase or improvement of any such benefit or arrangement as is referred to in Paragraph 11.1 (including, for the avoidance of doubt, the Pension Schemes).

          11.6 Each Acquired Company has fulfilled in all material respects all of its obligations under the Pension Schemes. Since the date of the last actuarial valuation, no increase or decrease in the rate of contributions to any Pension Scheme which is a Funded Scheme has occurred or been recommended and so far as Perstorp is aware none will foreseeably be required.

          11.7 All death benefits which may be payable under the Pension Schemes (other than a refund of members' contributions with interest where appropriate) are fully insured with an insurance company. All policies and contracts under which such benefits are insured are enforceable and there is no ground on which the insurance company concerned might avoid liability under any such policy or contract.

          11.8 The Pension Schemes have at all times been administered in all material respects in accordance with the trust powers and provisions of their governing documentation and have been administered in all material respects in accordance with and comply with all applicable Laws.

          11.9 No claim has been made or threatened against any Acquired Company or against any other company participating in any Pension Scheme, insofar as Perstorp is aware, against the trustees or administrator of any Pension Scheme or any person whom any Acquired Company is or may be liable to indemnify or compensate (including any complaint to any tribunal or ombudsman) in respect of any act event omission or other matter arising out of or in connection with any Pension Scheme (other than routine claims for benefits) and so far as Perstorp is aware there are no circumstances which may give rise to any such claim. No Acquired Company has given any indemnity to any person in connection with any Pension Scheme.

          11.10 Since the date of the last actuarial valuation of any Pension Scheme which is a Funded Scheme no power or discretion has been exercised to augment or improve any benefit under that Pension Scheme nor any promise or announcement made to do so.

          11.11 The liability of each Acquired Company to contribute to each of the Pension Schemes may be terminated by that Acquired Company without notice, without the consent of any person and without further payment (except in respect of contributions due up to the date of termination, or as required by law).

          11.12 Every Person who is entitled to membership in any Pension Scheme has been invited to join as of the date on which he became so entitled.

          11.13 No Acquired Company has any contractual liability to make any contributions to any personal pension scheme or arrangement or any retirement annuity contract of any Employee or officer or to make any payment or remuneration specifically referable to contributions payable by any Employee or officer of any Acquired Company under such scheme or contact.

          11.14 In addition to lump sum death in service benefits, the schemes listed as Money Purchase Schemes in Appendix 11 of the Disclosure Letter provide only benefits the rate or amount of which is calculated by reference to a payment or payments made by a member or by any other person in respect of the member and no promise or assurance (oral or written) has been given to any beneficiary that his or her benefits under those schemes (other than lump sum death in service benefits) will be calculated by reference to any person's remuneration or equate (approximately or exactly) to any particular amount.

          11.15 All taxation of any nature for which the trustees or administrators of the Pension Schemes are liable or liable to account has been duly paid.

          11.16 The records of the Pension Schemes, including without prejudice to the generality of the foregoing all books of account and trustees' minutes, have in all material respects been properly and accurately maintained and all such records are in the possession of or under the control of the trustees or administrators of the Pension Schemes.

          11.17 There are no material omissions from or inaccuracies in the data supplied to the relevant Acquired Company's actuary for the purpose of the last actuarial valuation of each of the Pension Schemes which is a Funded Scheme.

          11.18 The trustees of each Pension Scheme which is established under trust have legal title to all the assets of that Pension Scheme. There are no encumbrances or charges over any of the assets of the Pension Schemes.

          11.19 All Pension Schemes which are required to or for which it is advantageous to obtain any regulatory or fiscal certificates, authorities, registrations, filings and/or approvals have obtained such certificates, authorities, registrations, filings and/or approvals with effect from their dates of commencement and Perstorp knows of no reason why such certificates, authorities, registrations, filings or approvals might be withdrawn or cease to apply.

          11.20 No event has occurred (nor will Completion be such an event) which would or could result in or entitle any Person (without the consent of the relevant Acquired Company) to wind up, terminate or close any of the Pension Schemes to new members, in whole or in part, or which would otherwise trigger any liabilities relating to any Pension Scheme, whether immediate or prospective, on any Acquired Company, and which would not have arisen had the event not occurred.

          UK Specific Warranties

          11.21 A contracting-out certificate under the Pension Schemes Act 1993 is in force covering the employments of all employees or officers of all participating members of the Perstorp Components Pension Scheme and the Perstorp Group Pension Plan (the "UK Schemes") and Perstorp knows of no circumstance which might cause such certificate to be withdrawn or cease to apply.

          11.22 No payment has been or is proposed to be made from any of the UK Schemes to any participating company.

          11.23 None of the assets of the UK Schemes constitute "employer-related investments" for the purposes of Section 112 of the Pension Schemes Act 1993.

          11.24 For each UK Scheme which is established under trust, all assets of that UK Scheme are held either directly by the trustees of that UK Scheme or by investment managers (or their nominees) properly appointed by such trustees and are not subject to any stock lending arrangements.

          Properties

          12. Appendix 12 to the Disclosure Letter accurately sets forth, or provides accurate references to, (a) legal descriptions of each of the real properties owned by each Acquired Company and to the real estate subject to leases held by any Acquired Company and (b) legal descriptions of all real estate used, held, owned or leased by any of the Acquired Companies that is used or held for use in the Business. The Acquired Companies have good and marketable title to the Assets constituting real property, free and clear of all Security Interests other than (a) Permitted Security Interests, (b) easements, covenants, rights-of-way and other encumbrances or restrictions of record or referred to in an applicable lease, (c) restrictions arising as a matter of Law, and (d) unrecorded easements, covenants, rights-of-way or other encumbrances or restrictions, which (in the case of (b), (c) or (d)) do not materially impair the continued use of the property subject thereto in the Business as presently conducted or materially impair the value of the property subject thereto if used for purposes similar to those for which it is presently used. The structures located on the Assets constituting owned real property or on any other real property described in Appendix 12 to the Disclosure Letter and the machinery and equipment situated therein are in all material respects having regard to their age and usage, in good condition, normal wear and tear excepted, are regularly maintained in good order, are capable of being used for their intended purpose for the duration of their expected life and comply with all safety requirements imposed under applicable Law in all material respects and otherwise have been maintained in all material respects in accordance with the Acquired Companies' policies related thereto.

          Recitals

          13.  The Recitals to this Agreement are true and accurate.

          Taxation

          14.       14.1 In Paragraphs 14.2 to 14.15:

               (a) the terms "Event", "Tax", "Tax Return" and "Tax Authority" will have the same meanings as they have for the purposes of the Tax Covenant, and

               (b) notwithstanding anything to the contrary contained herein, the statements will be treated as unqualified except as provided in the Disclosure Letter as to Taxes (the parties acknowledging that any reference to any matter that does not refer to the specific Tax effect or aspect thereof will not limit any Warranty in Paragraph 14.1 to 14.15, inclusive, hereof).

          14.2 Each Acquired Company has duly and fully paid in a timely manner all Taxes that have become due on or prior to Completion, made or filed all Tax Returns that are required to be filed on or before Completion, and given all notices and supplied all other material information required by law to be supplied to all relevant Tax Authorities on or prior to Completion. All such information, Tax Returns and notices were and remain accurate and complete in all material respects. All Taxes relating to the Acquired Companies, the Business or the Assets not due on or before Completion but properly accruable on or before Completion or allocable to a period ending on or before Completion or to a portion of a period beginning before and ending after Completion have been properly reserved for in the aggregate on the books of the Acquired Companies.

          14.3 No Acquired Company is involved in any current audit or dispute with any Tax Authority. No Acquired Company has executed or filed with any Tax Authority any agreement extending the period for filing any Tax Return which is currently in force. No Acquired Company is a party to any pending action, proceeding or investigation by any Tax Authority or other Governmental Authority for the assessment or collection of Taxes nor does any Acquired Company know of any reason for any such action, proceeding or investigation. No notice of any claim has ever been made by a Tax Authority or Governmental Authority in a jurisdiction where any Acquired Company does not currently file Tax Returns that such Acquired Company is or may currently be subject to taxation by that jurisdiction, nor is any Acquired Company aware that any such assertion of jurisdiction is threatened. No waivers of statutes of limitation in respect of any Tax Returns have been given or requested by any Acquired Company nor has any Acquired Company agreed to any extension of time with respect to a Tax assessment or deficiency which is currently outstanding. To the best knowledge of Perstorp, the Vendors and the Acquired Companies, no security interests have been imposed upon or asserted against any assets of any Acquired Company as a result of or in connection with any failure or alleged failure, to pay any Tax. No Acquired Company has entered into any agreement, oral or written, which is or will at Completion remain in force providing for the payment of Tax Liabilities or entitlement to refunds and related matters with any other party.

          14.4 No transaction in respect of which any consent or clearance was required or sought from any Tax Authority has been entered into or carried out by any Acquired Company without such consent or clearance having first been properly obtained.

          14.5 No Tax Authority has made or agreed to make any special arrangement (being an arrangement which is not based on relevant legislation or any published practice) in relation to any Acquired Company's affairs which is currently in force.

          14.6 No claim has been made for the depreciation of any asset of a Acquired Company for Tax purposes in circumstances in which the claim is likely to be disallowed. No Acquired Company has since the Last Accounts Date been involved in any transaction which has given or may give rise to a Tax Liability other than Tax Liabilities in respect of normal trading income or receipts arising from transactions entered into in the ordinary course of business. No Acquired Company is or may be liable to pay Tax in respect of any hidden distributions of profit in any jurisdiction.

          14.7 All documents in the enforcement of which any Acquired Company is interested have been duly stamped and all related duties, interest and penalties have been duly paid.

          14.8 No event, transaction, act or omission has occurred (including without limitation the execution or implementation of this Agreement) which has resulted or could result in any Acquired Company becoming liable to pay or to bear any Tax which is primarily or directly chargeable against or attributable to any person other than a Acquired Company. No Acquired Company is party to or bound by, nor to the best knowledge of Perstorp, the Vendors and the Acquired Companies, will any Acquired Company become a party to or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement in respect of which claims would not be time barred.

          14.9 All transactions entered into by any Acquired Company have been entered into on an arm's-length basis and the consideration (if any) charged or received or paid by any Acquired Company on all transactions entered into by it has been equal to the consideration which might have been expected to be charged, received or paid (as appropriate) between independent persons dealing at arm's-length. No Acquired Company has disposed of or acquired any assets in circumstances such that the consideration deemed to be given on such disposal or acquisition for purposes of computing the Tax Liability of the Acquired Company with respect to such disposition or acquisition, might be adjusted by any Tax Authority. The book value of any asset of a Acquired Company as shown in or adopted for the purposes of the Accounts is such that if an asset were disposed of at Completion at its book value (or if acquired after the Accounts Date at cost) no Tax Liability would be incurred nor would any Tax previously deferred be taken into account, except to the extent such Tax Liability is attributable to accelerated depreciation for Tax purposes in accordance with applicable Laws.

          14.10 No Acquired Company has entered into or been a party to nor otherwise been involved in any plan or arrangement designed wholly or mainly for the purpose of avoiding or deferring Tax.

          14.11 To the best knowledge of Perstorp, the Vendors and the Acquired Companies, no Acquired Company is an agent of another company for the purposes of assessing the latter to Tax in the country of residence of the first Acquired Company.

          14.12     Each Acquired Company:

               (a) is registered for the purposes of value added tax legislation (or the equivalent Tax legislation in each jurisdiction in which it carries on business) ("VAT Legislation"); and

               (b) is neither an agent nor a fiscal representative of any other Person (other than an Acquired Company) for the purposes of the VAT Legislation.

          Separate Provisions

          Paragraphs 14.13 through 14.15 will apply to the separate transactions to Transfer the Shares at Completion in accordance with the Agreement. In the event of any conflict or inconsistency between such Paragraphs and either the balance of Paragraph 14 or the Agreement, the provisions of Paragraphs 14.13 through 14.15 will be the governing provisions.

          14.13     Perstorp Railite

               (a) Components Spain is and has been eligible for the benefits stated by Art. 14 of the Local Law 18/1993, of July 5, of the Historic Land of Alava (Norma Foral 18/1993, de 5 de julio, del Territorio Hist(cent)rico de Alava de medidas fiscales urgentes de apoyo a la inversi(cent)n e impulso de la actividad econ(cent)mica ("Local Law 18/1993")). Components Spain has duly obtained the exemption from Corporate Tax stated by Art. 14 of the Local Law 18/1993 (the "Exemption"), has fulfilled at all times the requirements set forth in order to be entitled to such Exemption and is fulfilling such requirements at Completion. Specifically, Components Spain has not obtained any other tax benefit which is not compatible with the Exemption.

               (b)  Components Spain has duly obtained a grant
                    ("Subvencion") from the Basque Government for the amount of 432 million pesetas. Components Spain has fulfilled and is fulfilling all the requirements, terms and conditions set forth by the Basque Government in order to obtain 289 million pesetas pursuant to such Subvencion and Components Spain has delivered to the Basque Government the necessary documentation to entitle Components Spain to obtain such payment of such Subvencion. The
                    Subvencion is duly recorded in the books of Components Spain in accordance with Local GAAP.

               (c) Paragraph 14.12(a) will be applied by including, in addition to VAT Legislation, the following:
                    corporation tax legislation ("Corporation Tax
                    Legislation") and income tax on individuals legislation ("Income Tax on Individuals Legislation"), and Paragraph 14.12(b) will be applied by including, in addition to VAT Legislation, the following:
                    Corporation Tax Legislation and Income Tax on
                    Individuals Legislation.

          14.14      Perstorp UK

               (a) The Disclosure Letter contains details of all arrangements relating to the surrender of tax refunds under Section 102 Finance Act 1989 to which Components
                    UK is or has been a party and:

                    (i) all notices given by Components UK for any such surrender were when made and are now valid, and Perstorp knows of no reason why such notices should not be allowed; and

                    (ii) Components UK is not liable to make any payment which is not provided for in the Accounts or in the Completion Date Balance Sheet and has received all payments due to it under any arrangement or agreement for the surrender of a tax refund and no such payment exceeds or could exceed the amount permitted by Section 102(7) Finance Act 1989.

               (b) The Disclosure Letter contains details of all arrangements relating to group relief under Sections 402-413 Taxes Act 1988 to which Components UK is or has been a party and:

                    (i) all claims by Components UK for group relief were when made and are now valid and either have been allowed by way of relief from corporation tax or Perstorp knows of no reason why such claims shall not be allowed;

                    (ii) Components UK has not made nor is liable to make any
                         payment for group relief otherwise than in consideration for the surrender of group relief allowable to Components UK by way of relief from corporation tax;

                  (iii) no such payment exceeds or could exceed the amount permitted by Section 402(6) Taxes Act 1988; and

                    (v) there exist or existed for any period of account in respect of which a surrender has been made or purports to have been made to Components UK no arrangements such as are specified in Section 410(1)-(6) Taxes Act 1988.

               (c) The Disclosure Letter contains details of all arrangements for the surrender under Section 240 Taxes Act 1988 of any amount of advance corporation tax and in respect of receipts and surrenders disclosed:

                    (i) Components UK has not paid nor is liable to pay for the benefit of any advance corporation tax which is or may become incapable of set off against its liability to corporation tax otherwise than by reason of anything done by Components UK or the Purchaser after Completion or any insufficiency of profits liable to corporation tax after Completion.

                    (ii) no such payment exceeds or could exceed the amount
                         permitted by Section 240(8) Taxes Act 1988; and

                   (iii) there exist or existed for any period in
                         respect of which a claim under Section 240
                         Taxes Act 1988 for surrender of advance
                         corporation tax to Components UK has been or is to be made no arrangements such as are specified in sub-section (11) of that section whereby any person could obtain control of Components UK.

               (d) All dividends paid by Components UK have been paid under a group income election pursuant to Section 247 Taxes Act 1988, such election was valid when made and when such dividends were paid and Components UK is not required to account for advance corporation tax in respect of any such dividends.

          14.15      Perstorp North America

               (a) No Acquired Company incorporated in a State of the United States of America has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code, during the applicable period specified in
                    Section 897(c)(1)(A)(ii) of the Code.

          Litigation and Regulatory Matters

          15.

          (a) No Acquired Company is engaged in nor, so far as Perstorp is aware, has any Vendor or any Acquired Company been threatened with, any litigation, arbitration, claims or administrative or other proceedings, which (i) alone or with any series of related or similar matters, seeks damages in an amount in excess of $50,000 or (ii) seeks to make any Acquired Company subject to any order, writ, injunction or decree of any Governmental Authority or other restriction on the conduct of its business. No Acquired Company is subject to any order, writ, injunction or decree or any unsatisfied award or judgment.

          (b) The Acquired Companies conduct and have conducted their Business and corporate affairs in accordance with all applicable Laws in all material respects.

          (c) The Acquired Companies have obtained all Permits which are required for and are material to the carrying on of their Business in the places and the manner in which such Business is now carried on.

          Insurance

          16. Appendix 16 to the Disclosure Letter lists all material insurance policies providing coverage for the Acquired Companies or the Business or the businesses previously carried on by the Acquired Companies (the "Insurances"). Perstorp is not aware of any material outstanding claims under, or in respect of the validity of, the Insurances and the Insurances are in full force and effect in accordance with the terms and conditions and all premiums thereunder have been paid when due. Except as set forth in Appendix 16, no claim is currently reserved or, to the knowledge of Perstorp or any of the Acquired Companies, or any other member of the Vendor Group, should be reserved under the Insurances involving an amount in excess of $50,000.

          Ability to Enter Agreement

          17. Perstorp has necessary power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have, where required, been duly and validly authorized and no other proceedings or action on the part of Perstorp is, or on behalf of any Relevant Vendor, will be, necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly executed and delivered by Perstorp and constitutes a valid and binding agreement of Perstorp, enforceable against Perstorp in accordance with its terms. Perstorp has taken, or caused to be taken, each of Perstorp's Pre-Completion Actions.

          18. The execution and delivery of this Agreement by Perstorp does not, and the performance by each of Perstorp and each Relevant Vendor of the transactions contemplated hereby and thereby to be performed by each of them will not, in any material respect, conflict with, or result in any material violation of, or constitute a material default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or the loss of a material benefit under, any provision of the certificate of incorporation or by-laws (or similar constituent instruments) of Perstorp or each such Relevant Vendor, any Contract listed or described or required to be listed or described on Appendix 6 to the Disclosure Letter (except to the extent disclosed on Appendix 6 to the Disclosure Letter), or any Law or Permit necessary for the continued conduct of the Business after Completion in all material respects in the same manner as it is being conducted as of the date of this Agreement or as of the Completion or results or will result in the imposition of a Security Interest with respect to any of the Shares or the Assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any

          Governmental Authority is required to be obtained or made by or with respect to Perstorp or any Vendor under any Law in connection with the execution and delivery of this Agreement by Perstorp or the performance by Perstorp of the transactions contemplated hereby to be performed by it, except (i) for such of the foregoing as are listed or described on Schedule 6.1.18, and (ii) for such Permits, which if not obtained or made, (A) will not impair the ability of any Acquired Company to continue to operate its respective business as operated immediately prior to Completion and (B) will not subject any Acquired Company to any criminal prosecution or penalty.

          Environmental Matters

          19. The Acquired Companies are in all material respects in full compliance with all Environmental Laws which are or previously have been applicable to any Acquired Company, the ownership, use, operation, maintenance or management of the Properties, or properties previously owned, operated or leased by the Acquired Companies or their predecessors, or the Business and all Permits that are required to be issued by a Governmental Authority under any Environmental Laws in respect of any Acquired Company, the Properties or the Business are, subject to the conditions and limitations contained therein, being complied with in all material respects, are valid and are in full force and effect, and Perstorp is not aware of circumstances which are reasonably likely to result in a breach of Environmental Laws or, so far as Perstorp is aware, future Environmental Laws now under consideration that would affect any Acquired Company directly.

          20. Neither the Properties, the Acquired Companies nor properties previously owned, operated or leased by the Acquired Companies or their predecessors are involved in any civil, criminal or other proceedings or governmental or other quasi-governmental claim or investigation pursuant to any Environmental Laws and Perstorp has no knowledge of the intended commencement of any such proceedings, claims or investigation or facts (including without limitation those concerning adjacent properties), that could support any such proceedings, claims or investigations.

          20.1 The Acquired Companies have not and, to the knowledge of Perstorp, no other Person has caused a Release or threatened Release of any Hazardous Material at, in, on, under, about or from the Properties or properties previously owned, operated or leased by an Acquired Company or any predecessor. There are no underground storage tanks or asbestos which, in either case, is reasonably likely to be dangerous to human life or is in breach of any Environmental Law at the Properties and, to the knowledge of Perstorp, at properties previously owned, operated or leased by the Acquired Companies or any predecessors.

          Intellectual Property

          21.1 Appendix 21 to the Disclosure Letter lists and sets forth a summary description of all Perstorp marks, all Registered Rights and all licenses of intellectual property of third parties owned, held or used by any Acquired Company. All Registered Rights owned or used by any Acquired Company in, or in connection with, its business are subsisting and not subject to any notice of opposition or application for cancellation or amendment, and are owned by an Acquired Company or licensed from a third party that is not a member of the Vendor Group. All steps have been taken to maintain the Registered Rights used in the conduct of the Business, including paying any renewal or other fees where appropriate. None of the Acquired Companies has transferred any Registered Rights, by assignment or license, which are relevant to the Business, to any member of the Vendor Group or any third party within the last two years and no member of the Vendor Group owns or has any other rights to any Intellectual Property that is necessary for the manufacture or sale of any Designated Product that is not assigned or licensed pursuant to the Intellectual Property Agreement or the Computer Software Agreement without infringement on the Intellectual Property rights of others.

          21.2 No Intellectual Property (including without limitation any computer software) is required for carrying on the business of any Acquired Company in the places and manner in which such business is carried on at the date hereof, other than Intellectual Property beneficially owned by one or more Acquired Companies or members of the Vendor Group or any Intellectual Property owned by any third party which is the subject of licenses to an Acquired Company. The Intellectual Property and Registered Rights which are owned or used by any Acquired Company in, or in connection with, the Business are not subject to any Security Interest other than a Permitted Security Interest. All Intellectual Property which is relevant to the manufacture or sale of Designated Products by any Acquired Company is owned by an Acquired Company, is licensed from a third party that is not a member of the Vendor Group or is the subject of the Intellectual Property Agreement.

          21.3 So far as Perstorp is aware:

          (a) no Intellectual Property which is material to any Acquired Company is the subject of any claim or opposition from any person as to title, validity, enforceability or otherwise; and

          (b) the operations of the Business, including without limitation the activities, processes and methods employed or used (including without limitation any Intellectual Property described in Section 21.2), and the products and services manufactured and supplied, by the Acquired Companies, do not conflict with or infringe upon any Intellectual Property of any third party.

          21.4 All software necessary to enable each Acquired Company to continue to use the computerized records and tools used in the business of that Acquired Company for programs awarded to such Acquired Company is either listed on the schedule to the Computer Software Agreement or is licensed to such Acquired Company on substantially the same terms and conditions on which such software has have been used during the two-year period prior to the date of this Agreement and so far as Perstorp is aware the transactions contemplated by this Agreement will not result in the termination of, or any change in the terms and conditions of, any such software license.

          21.5 In the 12 months prior to the date hereof, the Acquired Companies have not suffered and, so far as Perstorp is aware, no other Person has suffered any failures or bugs in or breakdowns of any computer hardware or software used in connection with the Business which has caused any substantial disruption or interruption in or to its use, and the Vendor does not know nor is it aware of any fact or matter which may so disrupt or interrupt or affect the use of such equipment following the acquisition by the Purchaser of the Business pursuant to this Agreement on the same basis as it is presently used.

          21.6 The Computer Software Agreement will not violate the terms of any license or other Contract to which any member of the Vendor Group is a party.

          Product Liability

          22. Since September 1, 1993, no claim has been asserted against an Acquired Company or any predecessor of any of them for death, personal injury, other injury to persons or property damage relating to, resulting from or arising out of, directly or indirectly, use or exposure to any products (or any part or component thereof) manufactured, sold or used or serviced by an Acquired Company or any predecessor of any of them. Appendix 22 to the Disclosure Letter lists all Designated Products.

          23. With respect to each of the Designated Products, there is no and has not been any (i) material defect in any manufacturing process used in connection with the manufacture thereof, (ii) failure by any of the Acquired Companies to comply in any material respect with any applicable Law relating to product specifications, including without limitation flammability specifications, which defect or failure described in the foregoing clauses (i) and (ii) has not been rectified or cured, as the case may be, and no such defect or failure to comply resulted in any legal or contractual requirement to notify any customer thereof or to recall any products sold, (iii) product specifications or quality standards provided to or requested or required by any customer of the Business that has not been complied with, except for any such noncompliance with customer specifications or standards which is not reasonably likely to result in a material amount of product returns, or (iv) material breach by any of the Acquired Companies or Vendors or any predecessor of express or implied warranties of merchantability or fitness for any purpose or use or any other express warranties of the Acquired Companies or Vendors in respect of which a third party would be entitled to make a claim against any Acquired Company or any member of the Vendor Group.

          Customers and Suppliers

          24. To the knowledge of Perstorp, the Acquired Companies are able to continue to supply Designated Products to customers which to a degree reasonably satisfactory to such customers meet all product specifications and quality standards applicable to any current program in which any Acquired Company participates or to any Contract without any additional capital expenditure. Except as set forth in the capital expenditure plan attached as Appendix 24 to the Disclosure Letter, to the knowledge of Perstorp, no capital expenditures or software expenditures aggregating in excess of $50,000 are required for the Acquired Companies to continue to conduct the Business as presently conducted and forecast (in Perstorp's current business plan for the Acquired Companies attached at Appendix 24 to the Disclosure Letter) to be conducted during the periods covered by such attached capital expenditure plan.

          25. Except as described on Appendix 25 to the Disclosure Letter, since September 1, 1993 (a) there has not been any adverse change in the business relationship of any of the Acquired Companies with any of the 5 largest customers of the Business or suppliers of the Business and
          (b) there has not been any loss or, to the knowledge of Perstorp, threatened loss of any model or program or Contract set forth on Appendix 25. Notwithstanding any other provision of this Agreement, the Disclosure Letter or any other document, no disclosure whatsoever by Perstorp shall be deemed to qualify this paragraph unless such disclosure is specifically set forth in Appendix 25.

          Labor Relations

          26. No Acquired Company is a party to or subject to any collective bargaining Contract. Except as set forth on Appendix 26 to the Disclosure Letter, there are, and since September 1, 1993 have been, no organized labor walkouts, strikes or work stoppages or slowdowns pending or, to the knowledge of Perstorp, threatened, against or affecting the Business, and, to the knowledge of Perstorp, no event has occurred which could reasonably be expected to give rise to any such dispute. No union organizational campaign or effort to collectively bargain is currently, or has been, pending with respect to the Employees or Former Employees of the Business.

          Brokers

          27. Neither Perstorp nor any of its Affiliates has made any Contract or taken any action as a result of which Purchaser or an Acquired Company would become obligated to pay any Person a fee or commission as a result of this Agreement or the transactions contemplated hereby or thereby.

          Intercompany Matters

          28. Appendix 28 to the Disclosure Letter sets forth (a) a list of the material support services provided to the Acquired Companies since September 1, 1994 by Perstorp or any Affiliate of Perstorp (other than an Acquired Company) ("Support Services"), (b) the amount charged for each of the Support Services so provided for the fiscal year ended August 31, 1995 and the eight-month period ended on the Last Accounts Date, which charges were expended in the related Accounts, and (c) all executory Contracts between or among, as the case may be, any Acquired Company, on the one hand, and any member of the Vendor Group or any Affiliate thereof, on the other hand and the terms under which products or inventory have been sold or furnished to any Acquired Company by any member of the Vendor Group other than an Acquired Company since September 1, 1994. Appendix 28 (excluding the attachments thereto) describes all changes in the terms under which such products or inventory have been so sold or furnished (where such change is adverse in any manner to the relevant Acquired Company) that have occurred during the period from September 1, 1994 to Completion.

          Bank Accounts

          29. Appendix 29 to the Disclosure Letter lists and describes all bank and similar accounts maintained by or on behalf of any Acquired Company and the authorized signatories in respect thereof.

          Powers of Attorney

          30. Appendix 30 of the Disclosure Letter lists and describes all outstanding powers of attorney granted by or on behalf of any Acquired Company to any Person.

          Solvency

          31. Neither Perstorp nor any of the Acquired Companies has commenced any case, proceeding or other action under any Law relating to bankruptcy, insolvency, reorganization or relief of debtors and no proceedings have been commenced against Perstorp or any of the Acquired Companies which seeks to adjudicate any of them as bankrupt or insolvent or which seeks the appointment of any receiver, liquidator or similar officer for any of them.

          Competition and Trade Regulation

          32.1 Without limiting the generality or effect of any other Warranty or provision of the Agreement, so far as Perstorp is aware, neither Perstorp (as relates to the Business) nor any Acquired Company is party to any material agreement or arrangement which: (a) infringes
          Article 85 or 86 of the Treaty establishing the European Economic Community or any other antitrust or similar Law in any jurisdiction in which Perstorp or any Acquired Company has assets or conducts business or (b) is registrable, unenforceable or void or renders Perstorp or any Acquired Company liable to civil, criminal or administrative proceedings by virtue of any anti-trust or similar Law in any jurisdiction in which Perstorp or any Acquired Company has assets or conducts business.

          32.2 None of the Acquired Companies is subject to any outstanding order or decree of any Governmental Authority under any anti- dumping or other trade regulation Law.

                           EXHIBITS AND SCHEDULES

Exhibit A           Computer Software Agreement
Exhibit B           Development License Agreement
Exhibit C           (Intentionally omitted)
Exhibit D           Intellectual Property Agreement
Exhibit E           Projections
Exhibit F           Pre-Completion Items
Exhibit G           Termination of Agreement
Schedule 1.1        List of Acquired Companies
                    Relevant Vendors; Shares; Vendors
Schedule 1.2        List of Relevant Perstorp Executives
Schedule 2.1        Share Transfer Procedures;
                    Settlement of Intercompany Balances;
                    Net Asset Value; Change in Net Assets;
                    Estimated Purchase Price; List of Purchasers;
                    Allocation of Purchase Price; Estimated
                    Retained Liabilities
Schedule 3.1        List of Closing Documents; Form of Letter of
                    Resignation
Schedule 3.2        Form of Legal Opinions
Schedule 3.4        Completion Date Balance Sheet Methodology
Schedule 6.1        Warranties
Schedule 6.1.1      Auditor's Reports
Schedule 6.1.18     Consents, Approvals, and Permits
Schedule 7.1(b)     Certain Indemnities
Schedule 9.1        Pension Schemes
Schedule 9.2        Tax Covenant
Schedule 9.3        Insurances

     The Registrant hereby undertakes to furnish supplementally a copy of any schedule herefrom as permitted by Item 601(b)(2) of Regulation S-K to the Commission upon request.